UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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United Community Banks, Inc.

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125 HIGHWAY 515 EAST
BLAIRSVILLE, GEORGIA 30514-0398

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 14, 2014
The Annual Meeting of Shareholders of United Community Banks, Inc. will be held on May 14, 2014 at 2:00 p.m. at The Ridges Resort, 3499 Highway 76 West, Young Harris, Georgia:
1.
  To elect eight directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified.
2.
  To approve an advisory “say on pay” resolution supporting the compensation plan for executive officers.
3.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2014.
4.
  To consider and act upon other matters that may properly come before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on March 15, 2014 will be entitled to notice of, and to vote at, the meeting. A proxy statement and a proxy solicited by the Board of Directors are enclosed.
We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rule to help conserve resources and reduce printing and distribution costs. We will be mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders, instead of a paper copy of our proxy materials, which include this proxy statement, our 2013 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2013, with instructions on how to access such proxy materials over the Internet.
To ensure that your vote is recorded promptly, please vote as soon as possible. Many shareholders of record have multiple options for submitting their vote before the meeting. You may vote via the Internet (see the instructions on the Notice). Or, if you are a registered shareholder and have not voted online by April 14, 2014, you will receive a second mailing with the proxy card and instructions on how to vote (1) by telephone if you reside in the United States, Canada or the U.S. territories, or (2) by completing, signing and mailing the accompanying proxy card in the postage-paid envelope to be provided. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves significant postage and processing costs. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.
If your shares are held in “street name,” meaning that your shares are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

BY ORDER OF THE BOARD OF DIRECTORS,
Jimmy C. Tallent, President and Chief Executive Officer
April 4, 2014

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE, INTERNET, OR COMPLETE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED.

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April 4, 2014

125 HIGHWAY 515 EAST
BLAIRSVILLE, GEORGIA 30514-0398

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2014 Annual Meeting of Shareholders to be held on Wednesday, May 14, 2014 at 2:00 p.m. at The Ridges Resort, 3499 Highway 76 West, Young Harris, Georgia, and at any adjournments or postponements of the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the:
1.
  Election of eight directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;
2.
  Approval of an advisory “say on pay” resolution supporting the compensation plan for executive officers; and
3.
  Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2014.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish our proxy materials, which include this proxy statement, our 2013 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2013, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. These materials or notice of online materials availability was first sent or given to shareholders on April 4, 2014.
All shareholders will have the ability to access the proxy materials via the Internet by going to www.ucbi.com/2014proxy or request to receive a printed set of such proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.
If you are a registered shareholder and have not voted your proxy online by April 14, 2014, you may automatically receive a proxy voting card by mail. At that time, you may also vote by telephone or mail by following the instructions provided in this proxy statement.
Who is entitled to vote?
All shareholders of record of United’s Common Stock at the close of business on March 15, 2014, which is referred to as the record date, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock held by them on the record date. Each outstanding share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.

How do I cast my vote?
If you hold your shares of Common Stock in your own name as a holder of record and you have Internet access, United prefers that you vote your shares via the Internet by going to www.proxy.ilstk.com and selecting “Shareholder Services” and then “Internet Voting.” Alternatively, you may vote your shares by telephone if you reside in the United States, Canada or the U.S. territories, or by marking, signing, dating and returning the proxy card in the postage-paid envelope provided to you, or you may vote in person at the Annual Meeting. If your shares of Common Stock are held in “street name,” meaning that your shares are held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted.
Proxies that are executed and returned or submitted through the Internet, but do not contain any specific instructions on any proposal, will be voted “FOR” the proposals specified herein.
What are the quorum and voting requirements?
The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, there were 49,368,394 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.
The required vote for each item of business at the Annual Meeting is as follows:
1.
  For the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting shall be deemed elected, even though the nominees may not receive a majority of the votes cast. However, as described in “Corporate Governance — Majority Vote Requirement,” under certain circumstances, nominees who are elected receiving less than a majority vote may be asked to resign;
2.
  For the approval of the advisory “say on pay” resolution supporting the compensation plan for the executive officers, the vote of a majority of the shares voted on the matter;
3.
  For the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2014, the vote of a majority of the shares voted on the matter; and
4.
  For any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.
How are votes counted?
Proposal 1 is the election of directors. Because directors are elected by a plurality of the votes cast, except as described in “Corporate Governance — Majority Vote Requirement,” the director nominees who get the most votes will be elected even if such votes do not constitute a majority. Directors cannot be voted “against” and votes to “withhold authority” to vote for a certain nominee will have no effect if the nominee receives a plurality of the votes cast. For the approval of all other proposals, you may vote “for” or “against” the proposal.
Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters. The ratification of independent auditors is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the ratification of an independent auditor.
If you hold your shares of Common Stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.

Will other matters be voted on at the Annual Meeting?
We are not aware of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.
Can I revoke my proxy instructions?
If you are a record holder, you may revoke your proxy by:
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  filing a written revocation with the Secretary of United at the following address:
  P.O. Box 398, Blairsville, Georgia 30514-0398;
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  filing a duly executed proxy bearing a later date; or
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  appearing in person and electing to vote by ballot at the Annual Meeting.
Any shareholder of record as of the record date attending the Annual Meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.
Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the proxy instructions.
What other information should I review before voting?
United’s 2013 Annual Report to Shareholders and its Annual Report on Form 10-K filed with the SEC, including financial statements for the year ended December 31, 2013, are enclosed with this Proxy Statement. The 2013 Annual Report to Shareholders is not part of the proxy solicitation material. An additional copy of United’s Annual Report on Form 10-K may be obtained without charge by:
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  accessing United’s website at www.ucbi.com;
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  writing to the Secretary of United at the following address:
  P.O. Box 398, Blairsville, Georgia 30514-0398; or
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  accessing the EDGAR database at the SEC’s website at www.sec.gov.
You may also obtain copies of United’s Annual Report on Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, Room 1580, F. Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2014
We have posted materials related to the 2014 Annual Meeting on the Internet. The following materials are available on the Internet at www.ucbi.com/2014proxy:
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  this Proxy Statement for the 2014 Annual Meeting;
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  United’s 2013 Annual Report to Shareholders; and
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  United’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.
You are also invited to attend the 2014 Annual Meeting in person. To pre-register to attend the Annual Meeting you may:
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  follow the instructions at www.ucbi.com/2014proxy;
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  email Investor_Relations@ucbi.com and indicate the name of the person(s) attending; or
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  call (866) 270-5900 and speak with an Investor Relations professional.
For directions to the Annual Meeting, visit www.theridgesresort.com, or call (866) 270-5900 and an Investor Relations professional can assist you.

PROPOSAL 1 — ELECTION OF DIRECTORS
Introduction
The Bylaws of United provide that the number of directors on United’s Board of Directors may range from eight to fourteen. The Board of Directors of United has set the number of directors at eight. The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting and until their successors are elected and qualified.
Information Regarding Nominees for Director
Set forth below is information on each director and nominee, along with a summary of their experience, qualifications, attributes, and skills that qualify them for service on the Board. The following information has been furnished by the respective nominees for director as of March 15, 2014. All of the nominees for director are existing directors that have been nominated by the Board of Directors for reelection.

Jimmy C. Tallent Age 61	Director since 1988 President and Chief Executive Officer
Mr. Tallent has served as President and Chief Executive Officer of United from the time it was formed in 1988. He has also served as President and Chief Executive Officer of United’s wholly-owned subsidiary, United Community Bank (the “Bank”), since 1984 and currently serves as its Chairman. Under Mr. Tallent’s leadership, United has grown from a small, one-branch banking operation in the rural community of Blairsville, Georgia to the third largest bank holding company headquartered in Georgia, with $7.4 billion in assets and 102 banking offices covering four states in the Southeast.  Mr. Tallent is a member of the board of directors of Georgia Power, the largest subsidiary of Southern Company, and serves as a Trustee of Young Harris College. He is a former member of the State Board for the Georgia Department of Technical and Adult Education, the Global Health Action board of directors and the Georgia Chamber of Commerce board of directors.  Mr. Tallent has also served as the Georgia State YMCA Finance Chairman.
Mr. Tallent’s many professional accomplishments include being honored with the Georgia Economic Developers Association’s Spirit of Georgia Award, which was presented to  Mr. Tallent in 1999. This award is presented annually to a Georgia business executive who has demonstrated superior ability, originality, potential impact, and courage in business development. For ten consecutive years, Georgia Trend magazine has recognized  Mr. Tallent as one of the “100 Most Influential Georgians.” In 2007,  Mr. Tallent was honored with the Ernst & Young Entrepreneur of the Year Award for Financial Services in the Alabama/ Georgia/Tennessee region.  Mr. Tallent attended Young Harris College and Piedmont College and is a graduate of the Georgia Banking School.
As President and Chief Executive Officer,  Mr. Tallent is the only officer to serve on our Board. With more than 40 years of experience,  Mr. Tallent has a deep knowledge and understanding of United, its “community banks” and its lines of business.  Mr. Tallent has demonstrated leadership abilities and has the integrity, values and good judgment that make him well suited to serve on the Board of Directors.

Robert H. Blalock Age 66	Director since 2000 Audit Committee Nominating/Corporate Governance Committee Compensation Committee Risk Committee
Mr. Blalock has been Chief Executive Officer of Blalock Insurance Agency, Inc. in Clayton, Georgia, since 1974. He served as an organizing director of First Clayton Bank and Trust when the bank was formed in 1988. He was a director and served on the compensation and audit committees for First Clayton Bank and Trust, which was acquired by United in 1997, and was past chairman of the board.  Mr. Blalock remains on the community bank board of United Community Bank — Clayton (the former First Clayton Bank and Trust), and joined United’s Board in 2000.

Mr. Blalock is a graduate of University of Georgia and served as an Infantry Officer in the U.S. Army. He served a tour of duty in Vietnam with the 101 Airborne Division. He was a member of the Rotary Club of Clayton Board of Directors from 1974 to 1991 and served as the club’s vice president.
Extensive knowledge and business experience, as well as involvement in our banking communities, provide critical insight to our Board of Directors.  Mr. Blalock’s experience and leadership of a small business in the Clayton community provides a much-needed perspective into a business community that is representative of a large portion of United’s service area. As a past director of First Clayton Bank and Trust,  Mr. Blalock brings not only a rich history of banking leadership, but a perspective of the bank acquisition process. The Board believes that  Mr. Blalock’s 39 years of business experience and 23 years of bank board experience make him well suited to serve on the Board of Directors.

Clifford V. Brokaw Age 46	Director since 2012 Nominating/Corporate Governance Committee Compensation Committee
Mr. Brokaw joined the Board of Directors of United in 2012. Since 2007, he has served as Managing Director of Corsair Capital, LLC, a private equity firm focused exclusively on investing in the financial services industry and United’s largest shareholder.  Mr. Brokaw also serves as a member of the Investment Committee and leads the quarterly valuation process for Corsair.  Mr. Brokaw was Managing Director in the Financial Institutions group at Goldman Sachs & Co. from 1999 to 2007 and worked in the Mergers and Acquisition group of J.P. Morgan from 1996 to 1999. He has had extensive financial experience with banks and insurance companies involving demutualization, initial public offerings, mergers, acquisitions, and capital offerings.  Mr. Brokaw serves as a director of Torus Insurance Holdings. He received his bachelor’s and J.D. degrees from the University of Virginia.
Mr. Brokaw has a breadth of experience in the financial services industries, having served in a number of senior executive and director positions.  Mr. Brokaw’s extensive banking and related financial experience over his tenure at a private equity firm and two of the largest financial institutions in the country, provide a valuable perspective to United’s Board of Directors, making him well suited to serve on the Board of Directors.

L. Cathy Cox Age 55	Director since 2008 Audit Committee Nominating/Corporate Governance Committee Chairman Compensation Committee Chairman Risk Committee
Ms. Cox has served on both the Board of Directors of United and the board of directors of the Bank since 2008.  Ms. Cox has been President of Young Harris College, a private, liberal arts college in North Georgia, since 2007. In her time at the college, she has moved the college from two-year to four-year status, increased enrollment of the institution by seventy percent, doubled the size of the faculty, and added nearly $60 million in new facilities to the campus. Prior to joining the college,  Ms. Cox was twice elected to serve as the Georgia Secretary of State. In this role she served as the Commissioner of Securities, overseeing the regulation of the securities industry within the state. She also participated in one of the largest ever national settlements against national investment banks for state and federal law violations.
Ms. Cox was twice elected to the Georgia House of Representatives where she served on the House Judiciary Committee; Game, Fish and Parks Committee; State Institutions and Properties Committee; Georgia Code Revision Commission; and various House study committees. Prior to her public service, Ms. Cox worked as an attorney, first as an associate with Hansell & Post in Atlanta, Georgia, and then as a partner with Lambert, Floyd & Conger in Bainbridge, Georgia. She started her professional career as a newspaper reporter.  Ms. Cox holds an A.S. degree from Abraham Baldwin Agricultural College, an A.B.J. degree from University of Georgia, and a J.D. degree from Mercer University School of Law. She was Editor-in-Chief of the Mercer Law Review.
Ms. Cox provides a very unique combination of legal, governmental and educational experience to the Board of Directors. In her legal career,  Ms. Cox served as legal counsel for community banks in Georgia. This, combined with her extensive government service, brings a depth of legal and governmental expertise to the Board. Her leadership of a college undergoing tremendous growth demonstrates  Ms. Cox’s vision and strong management skills, and offers the perspective of a key educational institution to the Board. For these reasons, the Board believes  Ms. Cox is well suited to serve on the Board of Directors.

Steven J. Goldstein Age 62	Director Since 2012 Audit Committee Nominating/Corporate Governance Committee Compensation Committee Risk Committee Chairman
Mr. Goldstein joined the Board of Directors of United in 2012. He was Executive Vice President and Chief Financial Officer of The Federal Home Bank of Atlanta from 2007 to 2011. His responsibilities included financial and regulatory reporting, Sarbanes-Oxley compliance, accounting operations, oversight of financial modeling, and enterprise risk management.  Mr. Goldstein was senior vice president and chief financial officer of Royal Bank of Canada’s U.S. and International division from 2001 to 2006 following its acquisition of Centura Banks, Inc. where  Mr. Goldstein had been Chief Financial Officer from 1997 to 2001. For the previous 16 years,  Mr. Goldstein held several senior management roles with financial services consulting firms, and served as an analyst, and was a deputy director of the Office of Public and Economic Research at the Federal Home Loan Bank Board in Washington, D.C. He began his career as Assistant Professor of Finance at the University of South Carolina.  Mr. Goldstein received his bachelor’s, master’s and doctorate degrees from the University of Georgia.
Mr. Goldstein has decades of experience in the financial services industry having served in senior executive positions in finance and risk management at major banking and regulatory organizations. Mr. Goldstein’s extensive banking and financial experience, including enterprise risk management, provide a valuable perspective to United’s Board of Directors and make him well suited to serve on the Board of Directors.

W. C. Nelson, Jr. Age 70	Director since 1988 Chairman of the Board Nominating/Corporate Governance Committee Compensation Committee
Mr. Nelson has served on the Board of Directors of United since its formation in 1988, and has served as Chairman since March 2012 and Vice Chairman from 1992 through March 2012. He has served on the board of directors of the Bank since 1974.  Mr. Nelson is the co-owner and operator of Nelson Tractor Co. in Blairsville, Georgia, a dealer of farm and light industrial equipment established by the Nelson family in 1949. In this capacity, he has served on the Ford Tractor National Dealer Council, as well as the Kubota National Dealer Advisory Board representing southeast U.S. dealers.
Mr. Nelson attended Young Harris College and The Georgia Institute of Technology. He has been a member of the Union County Development Board for more than 30 years and has served as chairman for 15 years.  Mr. Nelson is a current member of the Tennessee Valley Authority Regional Resource Stewardship Council representing the State of Georgia, and is currently on the Young Harris Board of Associates and the Blairsville Downtown Development Authority.
In addition to owning and operating a thriving local business,  Mr. Nelson’s managerial and leadership expertise is recognized by professional and governmental entities nationwide. In addition to his keen leadership,  Mr. Nelson brings to the Board of Directors a broad community perspective due to his lengthy involvement in, and leadership of, varied local and regional municipal organizations – a valued perspective because of United’s strong commitment to the communities it serves. The Board believes that  Mr. Nelson’s dedication to community development, as well as his decades of business leadership and board experience makes him well suited to serve on United’s Board of Directors.

Thomas A. Richlovsky Age 62	Director since 2012 Audit Committee Chairman Nominating/Corporate Governance Committee Compensation Committee Risk Committee
Mr. Richlovsky joined the Board of Directors of United in 2012. He was Executive Vice President at PNC Financial Services Group Inc. from 2009 to 2011, following PNC’s acquisition of National City Corporation in December 2008. While at PNC, he assisted with the integration of National City’s financial functions as well as managed or co-managed several areas within the PNC finance group.  Mr. Richlovsky was Chief Financial Officer, Treasurer and principal accounting officer of National City at the time of its acquisition by PNC. During his 30-year tenure with National City (1978-2008), he assumed progressively greater responsibilities and gained extensive financial, accounting, and treasury expertise. At the time of the sale of National City and subsequent integration into PNC, he was a key executive and assisted in the transition with regulators, investors, and other external constituents.  Mr. Richlovsky began his career as an auditor in 1973 with Ernst & Ernst, a predecessor firm of Ernst & Young LLP, in Cleveland, Ohio. Mr. Richlovsky received his bachelor’s degree from Cleveland State University and is a CPA.
Mr. Richlovsky has extensive experience in the financial services industry, having served in senior executive positions in finance, accounting and treasury at major banking organizations.  Mr. Richlovsky’s expertise and experience in these finance related areas of banking provide a valuable perspective to United’s Board of Directors, making him well suited to serve on the Board of Directors.

Tim R. Wallis Age 62	Director since 1999 Nominating/Corporate Governance Committee Compensation Committee
Mr. Wallis is owner and president of Wallis Printing in Rome, Georgia. Previously, he worked in production and sales at what was then Brazelton-Wallis Printing Company from 1974 until 1985, when he became owner and President. In addition to serving on the Board of Directors of United,  Mr. Wallis also serves as chairman on the community bank board of United Community Bank — Rome. He has served on the board of directors of the Printing and Imaging Association of Georgia (PIAG) and was chairman of the association’s Government Relations Committee. In this capacity he worked directly with PIAG legislative liaisons at both the state and national levels.  Mr. Wallis currently serves on the Georgia Chamber of Commerce board of directors. He also has served on the Darlington School board of trustees, Georgia Southern College Foundation board of trustees, Rome/Floyd YMCA board of trustees, and the United Way of Rome and Floyd County board of trustees. He is a graduate of Georgia Southern University.
Mr. Wallis has been a community leader and long-term owner of a small business. With United’s interest in small business and commercial banking,  Mr. Wallis brings a valuable perspective and insight to the Board. His varied experience in a number of community boards, as well as his service on the United Community Bank — Rome community bank board, gives the Board a much needed focus on the needs of our mid-size banking communities and the business owners within those communities. For these reasons, and his experience with statewide commerce, the Board believes  Mr. Wallis is well suited to serve on the Board of Directors.
There are no family relationships between any director, executive officer, or nominee for director of United.
Director Emeritus
In May 2013, following his retirement from active duty on the Board of Directors, Robert L. Head, Jr., 74, was elected by the Board to serve as a Director Emeritus. This is an elected role by the Board that provides leadership, counsel and guidance on various issues and policies that could affect United. Prior to retirement,  Mr. Head had served as a member of the Board and Chairman from 1988 to 2012.  Mr. Head’s years of business experience, depth of understanding of United’s markets and strong commitment to United’s success make him a valuable resource to the Board of Directors.

Board Independence
The Board has considered and determined that a majority of the members of the Board of Directors are “independent,” as defined under applicable federal securities laws and the Nasdaq listing requirements. During 2013, the independent directors were Directors Nelson, Blalock, Brokaw, Cox, Goldstein, Richlovsky and Wallis. The independent directors meet in executive sessions every quarter without management.
Board Leadership
The Board has elected Director Nelson as Chairman. The Board believes that its current leadership structure is appropriate because Director Nelson is a skilled businessman with good judgment and is a substantial shareholder of United. As a result, he provides independent, shareholder-focused leadership to United.
Board Committees
The Board currently has, and appoints members to, four standing committees: the Audit Committee, the Risk Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. Each member of these committees is independent and each committee has a charter approved by the Board, which are available on United’s website, www.ucbi.com.
Identified below are the members of the committees as of March 15, 2014 (M — member; C — chairman):

Name	Audit	Risk	Nominating/ Corporate Governance	Compensation
W. C. Nelson, Jr.			M	M
Robert H. Blalock	M	M	M	M
Clifford V. Brokaw			M	M
L. Cathy Cox	M	M	C	C
Steven J. Goldstein	M	C	M	M
Thomas A. Richlovsky	C	M	M	M
Jimmy C. Tallent
Tim R. Wallis			M	M
Audit Committee
The Audit Committee assists the Board in its general oversight and serves as an independent and objective party to monitor United’s financial reporting process and internal control systems, to review and assess the performance of the independent registered public accountants and internal auditing department, and to facilitate open communication among the independent registered public accountants, senior and financial management, the internal auditing department, and the Board of Directors. Certain specific responsibilities of the Audit Committee include recommending the selection of independent registered public accountants, meeting with the independent registered public accountants to review the scope and results of the annual audit, reviewing with management and the internal auditor the systems of internal controls and internal audit reports, ensuring that United’s books, records, and external financial reports are in accordance with U.S. generally accepted accounting principles, and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected.
The Board of Directors has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee, including the ability to read and understand fundamental financial statements. The Board of Directors has determined that all of the members of the Audit Committee are “financially sophisticated,” as defined under the Nasdaq listing requirements, and that Directors Goldstein and Richlovsky qualify as “audit committee financial experts” in accordance with the applicable rules and requirements of the SEC.

The Audit Committee met ten times during 2013.
Risk Committee
The Risk Committee assists the Board in its general oversight of the company’s risk management processes and its primary functions include monitoring and reviewing United’s enterprise risk management processes, strategies, policies and practices to identify emerging risks, evaluate the adequacy of United’s risk management functions and make recommendations to the Board in order to effectively manage risks.
The Risk Committee met two times during 2013.
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee reviews United’s Corporate Governance Guidelines and policies and monitors compliance with those guidelines and policies. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board of Directors nominees for election and candidates for each committee appointed by the Board. The Nominating/Corporate Governance Committee met one time during 2013.
Compensation Committee
The Compensation Committee is responsible for establishing and administering the policies that govern the compensation arrangements for executive officers and other senior officers. The Compensation Committee is also responsible for oversight and administration of certain executive and employee compensation and benefit plans, including United’s Amended and Restated 2000 Key Employee Stock Option Plan (the “Equity Plan”), Deferred Compensation Plan (the “Deferred Compensation Plan”), Modified Retirement Plan (the “Modified Retirement Plan”) and Management Annual Incentive Plan (the “Management Incentive Plan”), as well as general compensation arrangements for all employees. It periodically reviews and makes recommendations to the Board with respect to director compensation. The Compensation Committee met seven times during 2013.
Board Meetings
The Board of Directors held 16 meetings during 2013. All of the directors attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2013. Directors are expected to be present at the Annual Meeting of United. Seven of the directors attended the 2013 Annual Meeting of United.
Risk Oversight
Risk oversight of United is the responsibility of the Board of Directors. The Board administers this oversight function by evaluating various components of risk to the company at each meeting of the Board. United believes that its Board leadership structure facilitates careful oversight of risk to United. The structure of the Board provides strong oversight by the independent directors, with the independent directors meeting frequently in executive sessions of the Board without management. These executive sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of management.
Vote Required
Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than eight nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.
Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present, even though the nominees may not receive a majority of the votes cast. However, as described in “Corporate Governance — Majority Vote Requirement,” under certain instances, nominees who are elected receiving less than a majority vote may be asked to resign. An abstention or a broker non-vote will be included in determining whether a quorum is present at the meeting, but will not have any other effect on the outcome of a vote.
Recommendation
The Board of Directors unanimously recommends a vote “FOR” each nominee for director.

CORPORATE GOVERNANCE
Director Nominations
General
The Board of Directors nominates individuals for election to the Board based on the recommendations of the Nominating/Corporate Governance Committee. A candidate for the Board of Directors must meet the eligibility requirements set forth in United’s Bylaws, Corporate Governance Guidelines and in any applicable Board or committee resolutions.
Nominating/Corporate Governance Committee Procedures
The Nominating/Corporate Governance Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics include, without limitation, the individual’s interest in United, his or her United shareholdings, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance.
Shareholder Nominations
The Board of Directors and Nominating/Corporate Governance Committee of the Board will consider all director nominees properly recommended by any United shareholders in accordance with the standards described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board of Directors in accordance with the procedures available on United’s website, www.ucbi.com. The following is a summary of these procedures:
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  In order to be considered timely, a nomination for the election of a director must be received by United no less than 120 days before the anniversary of the date United’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting.
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  A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:
1.
  the name and business or residence address of the nomine;
2.
  an Interagency Biographical and Financial Report available from the Federal Deposit Insurance Corporation completed and signed by the nominee;
3.
  the number of shares of Common Stock of United which are beneficially owned by the person;
4.
  the total number of shares that, to the knowledge of nominating shareholder, would be voted for such person; and
5.
  the signed consent of the nominee to serve, if elected.
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  The notice by a nominating shareholder shall also set forth:
1.
  the name and residence address of such nominating shareholder; and
2.
  the class and number of shares of Common Stock of United which are beneficially owned by such shareholder.
Notices shall be sent to the Secretary, United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514-0398. There were no director nominations proposed for this year’s Annual Meeting by any shareholder.

Majority Vote Requirement
United’s majority vote policy states that nominees for director who are elected but receive less than a majority of the votes cast for the election of directors may be asked to resign. The policy allows the Board to waive this majority vote requirement where a general campaign against the election of a class of directors of public companies resulted in a United nominee being elected with less than a majority vote without consideration of the particular facts and circumstances applicable to the individual United nominee. A waiver of the majority vote requirement will not be permitted if the votes cast resulted from a campaign directed specifically against the election of an individual United nominee, even in circumstances where a majority of the Board of Directors disagrees with those voting against that director’s election.
Code of Ethical Conduct
United has adopted a Code of Ethical Conduct designed to promote ethical conduct by all of United’s directors and principal financial and executive officers. The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers and with applicable Nasdaq listing requirements. United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003. United has not had any amendment to or waiver of the Code of Ethical Conduct. If there is an amendment or waiver, United will post any such amendment or waiver on the company’s website, www.ucbi.com.
Shareholder Communication
The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Secretary, United Community Banks, Inc. P.O. Box 398, Blairsville, Georgia 30514-0398. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate, in which case the communication will be disregarded.
Certain Relationships and Related Transactions
United has a written related person transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by United pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. The Board of Directors of United or the Audit Committee must approve all such transactions under the policy.
Prior to entering into such a related person transaction or an amendment thereof, the Board or Audit Committee must consider all of the available relevant facts and circumstances, including if applicable, benefits to United, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is a related person.
Neither the Board of Directors of United nor the Audit Committee has approved any related person transactions during the past three years in accordance with United’s written related person transaction policy.
The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of United and other related persons, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis
Overview
The Compensation Committee of the Board of Directors has the important responsibility of ensuring that United’s executive compensation policies and practices are based on three basic principles:
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  pay competitively within our industry;
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  pay for appropriate performance-based on pre-established goals; and
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  consistency with sound risk management practices and a balance between short-term and long-term objectives that provide for value creation for the company and our shareholders.
As used in this “Compensation of Executive Officers and Directors” section, the following executives of United are referred to collectively as the “Named Executive Officers”: Jimmy Tallent — President and Chief Executive Officer; Lynn Harton — Executive Vice President and Chief Operating Officer; Rex Schuette — Executive Vice President and Chief Financial Officer; David Shearrow — Executive Vice President and Chief Risk Officer; and Bill Gilbert — Director of Banking.
The Compensation Committee considered, among other things, the following significant matters when making its 2013 compensation decisions:
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  In the first quarter of 2013, the U.S. Department of the Treasury (“Treasury”) sold all of the preferred shares of United (the “TARP Shares”) it purchased pursuant to its Capital Purchase Program, established under the Troubled Asset Relief Program (“TARP”). As a result, United is no longer subject to the TARP executive compensation restrictions to which participants in TARP were subject while Treasury held its investment.
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  As a result of sustained profitability and improving credit quality that has led to significantly lower credit costs, United reversed approximately $272 million of deferred tax asset (“DTA”) valuation allowance in the second quarter of 2013, which increased net income by approximately $257 million, or $4.42 per share. Tangible book value increased by a slightly higher amount, or $4.69 per share, due to the DTA valuation allowance reversal as well as other deferred tax related adjustments.
•
  Also during the second quarter of 2013, United completed accelerated dispositions of classified assets with a carrying amount of approximately $172 million. The accelerated disposition played a significant part in United’s ability to improve our classified asset ratio to below 30% at year-end 2013 from 50% at year-end 2012; non-performing assets decreased to approximately $31 million and performing classified loans decreased to approximately $173 million at year-end 2013.
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  In December 2013 and January 2014, the Bank’s informal Memorandum of Understanding with the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance (the “DBF”) and United’s informal Memorandum of Understanding with the Federal Reserve Bank of Atlanta and the DBF (together, the “MOUs”) were each terminated.
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  In December 2013, United repaid $75 million of the remarketed TARP Shares and fully repaid all of the remaining $105 million in outstanding TARP Shares in January 2014 using internal sources and a revolving line of credit without issuing any common equity.
In recognition of these accomplishments in 2013, the overall improvement and quality of earnings throughout the year and the contributions made by the Named Executive Officers throughout the difficult economic and regulatory environments over the past several years, and in light of United’s guiding principles for executive compensation policies and practices, the Compensation Committee made the following changes to the compensation of the our Named Executive Officers during 2013:
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  In June 2013, in recognition of the successful completion of the accelerated classified asset sales, we made a one-time equity incentive award of 25,000 shares of restricted stock to the Chief Executive Officer’s deferred compensation plan, which will be held in the plan until his retirement.

•
  In August 2013, we increased the annual cash base salaries of the Named Executive Officers while eliminating the stock portion of base salaries for the Chief Operating Officer, Chief Financial Officer, and Chief Risk Officer, both in line with market trends.
•
  In August 2013, with the assistance of our outside compensation consultants, the Compensation Committee developed a long-term equity incentive award plan for the Named Executive Officers that is tied to annual performance targets and provides for incentive equity awards of 465,000 restricted stock units if target levels are achieved that will vest over the five-year period. A five-year period plan was selected, versus a shorter three-year period, for retention purposes and to better match with the time periods necessary to achieve United’s long-term strategic goal of building sustainable shareholder value. Because of its long term structure, the cost of the equity incentive award plan will be spread over the five years and these restricted stock units will serve as the primary long-term equity incentive awards for the Named Executive Officers for several years. The Compensation Committee does not expect to issue additional long-term equity incentive awards to the Named Executive Officers until 2016 or later.
Under this five-year award plan, 70% of the restricted stock units awarded are performance-based and will vest annually over the next five years upon satisfaction of the performance criteria for the related performance period. The Compensation Committee set the annual performance target level for 2014 at an 85 basis point return on average assets and thereafter at a one percent return on average assets, which reflected the 75th percentile level of performance for our selected Peer Group (described below). These performance targets will challenge senior management but are achievable, and achieving this strong long-term performance will drive improved earnings and a higher stock price that will be beneficial to the executives and our shareholders. If target levels of performance are met annually, 100% of the award will vest for that period and, if threshold level is met, 50% of the award for that period will vest for that period. Performance levels between threshold and target will vest ratable while performance below the threshold level will result in the forfeiture of that year’s award. The remaining 30% of the restricted stock units award for each period are time-based and will vest annually over the next five years.
As a result of these changes, 55% to 66% of the targeted total compensation for the Named Executive Officers will be performance-based going forward and therefore, at-risk to the executives. The Compensation Committee believes the 2013 compensation changes and this target mix of compensation will ensure that United can retain its strong management team and focus senior management on long-term growth and shareholder value creation. We also believe that this target mix allows our compensation to vary appropriately based on corporate and individual performance in a manner that is aligned with shareholder interests and represents sound risk management principles.
Philosophy
United’s compensation programs are designed to attract and retain key employees and to motivate them to achieve desired short- and long-term objectives with the goal of increasing shareholder value over the long-term. Because United believes the performance of every employee is important to the company’s success, it is mindful of the effect of executive compensation and incentive programs on all of its employees and tries to establish programs that are fair in light of the compensation programs for all other employees.
The Compensation Committee believes that the compensation of the company’s Named Executive Officers should reflect their success as a management team and as individuals in attaining key operating objectives, considered in light of economic, industry and competitive conditions. Key operating objectives include growth of revenue, loans and deposits; growth of earnings and earnings per share; returns on equity and assets; growth or maintenance of market share, long-term competitive advantage, customer satisfaction and operating efficiencies; and, ultimately, long-term growth in the market price of United’s stock. The Compensation Committee also believes that compensation should not be excessive or based on the short-term performance of United’s stock, whether favorable or unfavorable, and should not encourage unnecessary or excessive risks.
To further tie the financial interests of United’s senior management to those of United’s shareholders, United has established stock ownership and retention guidelines for senior management that requires certain levels of common stock to be held within five years in their position. Under these guidelines, executive officers are expected to accumulate a number of shares of common stock having a value equaling four times base salary in the case of our chief executive officer and three times base salary in the case of the other executive officers. All of our executive officers have met or will meet these targets within the five-year-period. United also has a policy that generally prohibits all of its employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to the securities of the company.
United held an advisory “say on pay” vote in 2013 on the compensation of its Named Executive Officers. United’s shareholders approved such compensation with 76% of votes in favor of the say on pay resolution. As the Compensation Committee evaluated its compensation policies and overall objectives for 2013, it took into consideration this vote of United’s shareholders. The Compensation Committee investigated the 2013 say on pay vote results noting shareholder concern with the modified single-trigger provisions in the employment agreement with our Chief Operating Officer in the event of his termination of employment. The Compensation Committee will avoid single-trigger provisions in future agreements with executive officers. All of United’s change-in-control and restricted stock unit award agreements contain double-trigger provisions.
In the future, the Compensation Committee will continue to take the results of the say on pay vote into account. While this vote is not binding on United, the Board of Directors and Compensation Committee value the opinions of shareholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Administration
Generally, the Compensation Committee reviews the performance and approves all compensation of United’s Named Executive Officers and, based upon this evaluation, establishes their compensation. For all Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer makes recommendations to the Compensation Committee. Mr. Tallent attends the Compensation Committee meetings, participates in discussions and provides information that the Compensation Committee considers, but he is not in attendance nor does he participate in deliberations or voting with respect to his own compensation.
In setting and approving compensation of the Named Executive Officers, the Compensation Committee considers objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the company, and other matters relevant to the short-term and the long-term success of the company and the enhancement of shareholder value in the broadest sense.
In performing its responsibilities for executive compensation, the Compensation Committee has sole authority to, and does to the extent it deems necessary or desirable, retain and consult with outside professional advisors. During 2013, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant to perform a study of the compensation of executive management of companies of comparable size within the financial services industry. The group used to compare executive compensation was the following peer group of 18 bank holding companies with asset sizes ranging from $3.6 to $13.4 billion and an average asset size of $7.4 billion (the “Peer Group”).

BancorpSouth, Inc	Tupelo, MS	Northwest Bancshares, Inc.	Warren, PA
BankUnited, Inc.	Miami Lakes, FL	Pinnacle Financial Partners, Inc.	Nashville, TN
Beneficial Mutual Bancorp, Inc.	Philadelphia, PA	Renasant Corporation	Tupelo, MS
Community Trust Bancorp, Inc.	Pikeville, KY	S&T Bancorp, Inc.	Indiana, PA
F.N.B. Corporation	Hermitage, PA	TowneBank	Portsmouth, VA
First Commonwealth Financial Corporation	Indiana, PA	Trustmark Corporation	Jackson, MS
First Financial Holdings, Inc.	Columbia, SC	Union First Market Bankshares Corporation	Richmond, VA
IBERIABANK Corporation	Lafayette, LA	United Bankshares, Inc.	Charleston, WV
National Penn Bancshares, Inc.	Boyertown, PA	WesBanco, Inc.	Wheeling, WV

The Compensation Committee also compared United’s executive compensation to published executive compensation surveys compiled with the assistance of Pearl Meyer. Based on its analysis of this information and advice received from Pearl Meyer, the Compensation Committee implemented a long-term equity incentive award plan and made a number of changes to the overall level and compensation mix of its Named Executive Officers that was discussed earlier and in more detail below.
No Compensation Committee member has been an officer or employee of United, and the Board has considered and determined that all of the members are independent as defined under the Nasdaq listing requirements. Several members of the Compensation Committee have a significant percentage of their net worth invested in shares of United and all members have interests aligned with the interests of other shareholders. Additionally, during 2013, the Compensation Committee Charter was amended to conform to new Nasdaq listing requirements to clarify that executive officers do not participate in deliberations or voting with respect to their own compensation and that the Compensation Committee has the authority to retain and consult with outside professional advisors. The Charter is available in the corporate governance section of United’s website, www.ucbi.com.
Elements of Compensation
Compensation for each Named Executive Officer is allocated among annual base salary, annual non-equity incentive awards and long-term equity incentive awards. The amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; difficulty of achieving desired results in the coming year; value of their unique skills and capabilities to support United’s long-term performance; performance of their general management responsibilities; and, contribution as a member of the executive management team.
Based on the foregoing, the Compensation Committee has established targeted overall compensation for each senior executive officer and the allocation of such compensation among annual base salary, annual non-equity incentive awards and long-term equity incentive awards. The following table outlines our long-term targeted compensation mix as a percentage of total compensation:

		Performance-Based Compensation Elements
	Annual Base Salary	Annual Non-Equity Incentive	Long-Term Equity Incentive
Chief Executive Officer	35%	20%	45%
Other Named Executive Officers	45%	20%	35%

Annual Base Salary.   United strives to provide its Named Executive Officers with a level of assured cash compensation in the form of annual cash base salary that is competitive with companies in the financial services industry and companies that are comparable in size and performance.
The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. The Compensation Committee also considers each officer’s tenure and experience in his or her respective position and internal comparability considerations.
During 2013, United increased Mr. Tallent’s annual base salary from $500,000 to $600,000 and Mr. Harton’s annual base salary from $400,000 to $475,000 to align them with the median annual base salaries paid to chief executive officers and chief operating officers of the Peer Group. Between 2007 and 2009, the Compensation Committee did not increase the annual base salaries of the Named Executive Officers and further, in 2009, Mr. Tallent voluntarily requested that his salary be reduced by $80,000 to $400,000. In 2011, Mr. Tallent’s salary was restored to $500,000 slightly above his 2009 level. Additionally in 2011, Mr. Tallent voluntarily rejected a $100,000 increase in his salary to be paid in the form of Salary Stock. The increase in 2013 restores Mr. Tallent back to his 2011 level.
United increased Messrs. Schuette and Shearrow’s annual base salaries from $350,000 to $375,000 to align them with the median range of annual base salaries paid to chief financial officers and chief risk officers of the Peer Group. Although Mr. Shearrow’s annual base salary remains above the median, the Compensation Committee felt it was appropriate to keep his base salary consistent with Mr. Schuette’s base salary, as had been done in prior years. United also increased Mr. Gilbert’s annual base salary from $200,000 to $275,000 to make it consistent with the median annual base salary paid to Peer Group directors of banking. In light of the increases to base salaries and to align to the overall Peer Group median annual base salaries, the stock portion of the annual base salaries provided to Messrs. Harton, Schuette and Shearrow were eliminated in August 2013.
Non-Equity Incentive Awards.   The Compensation Committee believes that its senior management’s incentive compensation should be linked directly to the achievement of specified financial and non-financial objectives. As a result, the Compensation Committee adopted, and the shareholders approved, the Management Incentive Plan in 2007. This “pay for performance” plan governs the level of non-equity incentive compensation that may be awarded by the Compensation Committee to the Named Executive Officers.
Under the Management Incentive Plan, the Compensation Committee strives to link salary and non-equity incentives to objective standards of performance and may consider the non-financial factors discussed earlier and various financial performance measures, including operating and reported earnings per share; returns on equity, tangible equity and assets; revenue, loan and deposit growth; operating efficiency; loan and credit quality; and customer satisfaction scores. In addition, the plan was designed to qualify for compliance with the limitations on executive compensation deductions under Section 162(m) of the Internal Revenue Code of 1986. Regardless of the actual award determined by the plan parameters, the Compensation Committee has discretion to only modify awards downward.
The Compensation Committee typically establishes annual corporate performance thresholds and targets under the Management Incentive Plan based on our strategic objectives. At the end of each year, the actual performance for each of the financial metrics is then measured separately against its target. Corporate performance that meets the threshold level provides for a 50% payout. Above threshold performance will result in progressively increasing payment levels ranging from 50% to 100% of the target award. In order to qualify for an award based on such corporate performance, individual performance must also meet established expectations. Individual performance expectations for the Chief Executive Officer are determined with consideration of matters such as leadership of the senior management team, community involvement and presence, market expansion and enhancement, strategic planning and implementation, corporate governance, risk management, and ability to focus United on the long-term interests of our shareholders. For the other Named Executive Officers, individual performance expectations are determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and production goals and the Compensation Committee considers the Chief Executive Officer’s assessment of their performance.
Generally, the target level of payout for non-equity incentive compensation is set as a percent of base salary and ranges from 40% to 60% of the executive’s salary. For 2013, due to TARP-related restrictions, only a portion of the year’s performance and related payout was eligible for non-equity incentive compensation awards. In August 2013, due to these TARP-related restrictions and the importance of completing the accelerated classified asset sales and deferred tax valuation allowance recovery in the second quarter, an earnings per share performance target was established for the fourth quarter of 2013 without a lower threshold award level. United reported earnings per share of $.22 for the fourth quarter of 2013, which was above the target level of performance and resulted in payouts of 100%. All of the Named Executive Officers were eligible to receive the award because, as described below, each officer also met goals that were set at the beginning of the year:
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  Mr. Tallent met the individual performance component due to his strong leadership of United as evidenced by our results, including our return to profitability, improving credit quality and strong peer group performance. In addition, the Compensation Committee recognized his efforts in strengthening and expanding our brand within our markets, providing leadership for strategic initiatives such as the completion of the accelerated classified asset disposition plan, capital planning actions that allowed us to repay all of the TARP Shares, the lifting of the MOUs, and acquiring key talent in order to position United for future success.

•
  Mr. Harton met the individual performance component due to his strong job performance, as well as his contributions to United’s overall success. This includes, most notably, his guidance regarding operational aspects of our business and leadership in executing strategic initiatives, such as our expansion into the Greenville, South Carolina and Nashville, Tennessee markets, the implementation of regional presidents and the improvement of United’s lending infrastructure.
•
  Mr. Schuette met the individual performance component due to his strong job performance, as well as his contributions to United’s overall success. This includes, most notably, his guidance regarding key financial aspects of our business including the full recovery of the deferred tax valuation allowance and capital planning actions that allowed United to repay all of the TARP Shares, significant contributions in support of effective governance practices, leadership in executing strategic initiatives such as the lifting of the MOUs and strong contribution to United’s investor relations efforts.
•
  Mr. Shearrow met the individual performance component due to his strong job performance, as well as his contributions to United’s overall success. This includes, most notably, his guidance regarding credit-related underwriting and operational aspects of our business and leadership in executing strategic initiatives, such as enhancing our risk management practices and the accelerated classified asset disposition plan that reduced the classified asset ratio below 30% and substantially lowered the risk associated with non-performing and other problem assets.
•
  Mr. Gilbert met the individual performance component due to his strong job performance, as well as his contributions to United’s overall success. This includes, most notably, his guidance regarding operational aspects of the implementation of regional presidents and improved business reporting, and leadership in executing strategic initiatives, such as the expansion of United’s retail lending products and the implementation of various deposit gathering programs.
Based on the forgoing, the following non-equity incentive compensation awards were made under the Management Incentive Plan for 2013: Mr. Tallent — $300,000; Mr. Harton — $200,000; Messrs. Schuette and Shearrow — $100,000; and, Mr. Gilbert — $50,000.
Equity Incentive Awards.   An important element of compensation in the banking industry is the provision of long-term incentives in the form of equity awards such as stock options, restricted stock, and restricted stock units. The Board and Compensation Committee also regard equity incentive awards as a key retention tool. These considerations are paramount in the Compensation Committee’s determination of the type of an award to grant and the number of underlying awards to be granted. Because of the direct relationship between the value of an option, restricted stock or restricted stock units and the market price of United’s Common Stock, the Compensation Committee believes that granting these equity incentive awards are the best method of motivating executive and other senior management to manage the company in a manner that is consistent with the long-term interests of United’s shareholders.
Equity incentive awards are granted under the Equity Plan, which is a broad-based, shareholder approved plan covering Named Executive Officers, other members of senior management and other key personnel. The Equity Plan permits United to grant stock options, restricted stock and restricted stock units and provides additional flexibility, if circumstances of United’s business and opportunities warrant, to grant other forms of equity-based compensation.
The Equity Plan does not permit the grant price for stock options to be reduced after the initial grant date. Participants may not exercise stock options, or receive restricted stock or restricted stock units until they vest. Because the exercise price of stock options is the fair market value of the underlying stock on the date of grant, participants do not realize any benefit from such stock options unless United’s stock price appreciates prior to their maturity.
In August 2013, with the assistance of our outside compensation consultants, the Compensation Committee developed a long-term equity incentive award plan for the Named Executive Officers that is tied to annual performance targets and provides for incentive equity awards of 465,000 restricted stock units if target levels are achieved that will vest over the five-year period. A five-year period plan was selected, versus a shorter three-year period, for retention purposes and to better match with the time periods necessary to achieve United’s long-term strategic goal of building sustainable shareholder value. Because of its long term structure, the cost of the equity incentive award plan will be spread over the five years and these restricted stock units will serve as the primary long-term equity incentive awards for the Named Executive Officers for several years. The Compensation Committee does not expect to issue additional long-term equity incentive awards to the Named Executive Officers until 2016 or later.
Under this five-year award plan, 70% of the restricted stock units awarded are performance-based and will vest annually over the next five years upon satisfaction of the performance criteria for the related performance period. The Compensation Committee set the annual performance target level for 2014 at an 85 basis points return on average assets and thereafter at a one percent return on average assets, which reflected the 75th percentile level of performance for our selected Peer Group (described below). These performance targets will challenge senior management but are achievable, and achieving this strong long-term performance will drive improved earnings and a higher stock price that will be beneficial to the executives and our shareholders. If target levels of performance are met annually, 100% of the award will vest for that period and, if threshold level is met, 50% of the award for that period will vest for that period. Performance levels between threshold and target will vest ratable while performance below the threshold level will result in the forfeiture of that year’s award. The remaining 30% of the restricted stock units award for each period are time-based and will vest annually over the next five years.
The grant levels for the long-term equity incentive awards were established by considering competitive market data with an objective of providing grants that, if vested, when combined with other elements of compensation, would provide total compensation to our Named Executive Officers between the 50th and 75th percentile for the Peer Group. Because all of the restricted stock unit awards are forfeited if a Named Executive Officer terminates his employment voluntarily or is terminated with cause, the awards also give the Named Executive Officers an incentive to remain with Untied for a significant time period so they will have the opportunity to vest in the award. Additionally, the performance-based awards have multi-year financial targets to further align the performance of management with the interests of shareholders by tying their performance to goals that are designed to drive shareholder value.
For 2013, due to TARP-related restrictions, only a portion of the year’s performance and related payout was eligible for equity incentive compensation awards. In August 2013, due to these TARP-related restrictions and the importance of completing the accelerated classified asset sales and deferred tax valuation allowance recovery in the second quarter, an earnings per share performance target and threshold levels was established for the fourth quarter of 2013. The final equity incentive award available for 2013 was 12% of the total awards. The balance, 88% of the total award, was divided equally into four annual equity awards of 22% that were eligible to vest in January 2015, 2016, 2017 and 2018 to the extent that United’s return on average assets reaches specified threshold and target levels during the prior performance year. The maximum payout is equal to the target level, and if threshold performance level is not met then the equity award for that year is forfeited.
United reported earnings per share of $.22 for the fourth quarter of 2013, which was above the target performance level. As a result, the 2013 equity incentive award for each Named Executive Officer will vest in September 2014.
The Compensation Committee and the Board do not anticipate establishing or granting another long-term, performance-based equity incentive awards to the Named Executive Officers until 2016 or later.
Also, in August 2013, the Compensation Committee modified the 75,000 performance-based restricted stock units that were awarded to Mr. Harton when he joined United in 2012. The performance threshold and target levels for 2013 and 2014 were amended to be identical to the performance threshold and target levels that were developed for the above-described five-year equity incentive award plan that was granted to all of our Named Executive Officers in 2013. The original 2012 performance target levels were established before the 2013 performance goals were set for United, and the Compensation Committee and the Board believed that all of Mr. Harton’s performance goals should be aligned and be the same as those applicable to all other Named Executive Officers, which would provide for consistency and continuity in executing the long-term goals for United. Pursuant to these amended target and threshold performance levels, United’s earning per share for the fourth quarter of 2013 was 22 cents, which was above the target level and therefore Mr. Harton’s performance based equity award of 37,500 restricted stock units for 2013 will vest in September 2014.

No options to acquire shares of Common Stock were awarded to the Named Executive Officers during 2013.
Retirement Benefits
The Compensation Committee believes that retirement and deferred compensation benefits provide financial security to senior management and their families for their service to the company. As a result, United has adopted the following two plans:
Modified Retirement Plan.   United maintains the Modified Retirement Plan for certain Named Executive Officers and other key personnel. See the disclosure provided in “Executive Compensation —  Pension Benefits” for a description of the material terms of the Modified Retirement Plan and disclosure of 2013 benefits provided to the Named Executive Officers under the Modified Retirement Plan.
The annual benefits are calculated based on an officer’s seniority and position and generally range from 20% to 40% of base salaries. No changes were made to the retirement benefits of any of the Named Executive Officers in 2013.
Deferred Compensation Plan.   In addition, United maintains a nonqualified Deferred Compensation Plan for senior management, members of the Board of Directors, members of United’s local community bank boards and certain other key personnel. See the disclosure provided in “Executive Compensation —  Nonqualified Deferred Compensation” for a description of the material terms of the Deferred Compensation Plan and disclosure of 2013 benefits provided to the Named Executive Officers under the Deferred Compensation Plan.
Severance Benefits
United’s senior management has substantially contributed to the success of United, and the Board believes that it is important to protect them in the event of a termination without cause or in certain circumstances following a change in control. Further, it is Board’s belief that the interests of shareholders will be best served if the interests of senior management are aligned with the interests of United, and providing change in control benefits should reduce any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.
Restricted stock unit awards granted to the Named Executive Officers all have “double triggers” and accelerate in the event of an officer’s termination without cause or, following a Change in Control (as defined in the award agreements), if the executive terminates for Good Reason (as defined in the award agreements) or is terminated. The Compensation Committee believes such terms are standard for financial institution executives in the markets in which United operates. Generally, all or a portion of the stock options, restricted stock and restricted stock unit awards vest for United’s Named Executive Officers in the event of the officer’s death, disability, retirement or termination without cause or a termination by the officer for Good Reason. Otherwise, all options and restricted stock awards cease vesting upon termination of employment.
In addition, United entered into an employment agreement with Mr. Harton when he joined United in 2012 that provides for a three-year term that will expire on September 13, 2015. The employment agreement generally provides that, if Mr. Harton is terminated at any time by United without Cause (as defined in the employment agreement), or Mr. Harton terminates his employment with United for Good Reason (as defined in the employment agreement), Mr. Harton will receive an amount equal to two times his annual base salary. The Compensation Committee has established these amounts to be paid to Mr. Harton to be consistent with what the Compensation Committee believes is standard for financial institution executives in the markets in which United operates. The terms of Mr. Harton’s employment agreement are described in more detail in “Executive Compensation — Agreements with Executive Officers and Post-Employment Compensation.”
Each of United’s Named Executive Officers has also entered into a change in control severance agreement with the company, the terms of which are described in “Executive Compensation — Agreements with Executive Officers and Post-Employment Compensation.” The Compensation Committee has established the payment and benefit levels to be paid to the Named Executive Officers in the event of their termination following a change in control (i.e., a “double trigger”) under these agreements consistent with what the Compensation Committee believes is standard for financial institution executives in the markets in which United operates. The Compensation Committee believes that these potential benefits would be minor relative to the substantial transaction value for United’s shareholders.
None of the agreements described above provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an “excess severance payment” under Section 280G of the Internal Revenue Code.
Perquisites and Other Benefits
The perquisites provided to United’s Named Executive Officers in 2013 were the use of a company-owned car or a car allowance and the payment of the dues for club memberships that are not used exclusively for business purposes. These personal benefits are generally provided to similarly-situated financial institution executives in the company’s market areas, and the Compensation Committee believes it is appropriate to award United’s Named Executive Officers with similar benefits.
United’s Named Executive Officers also participate in company-wide contributions to the 401(k) Plan (as defined herein) and receive other benefits on the same terms as other employees, which plans include medical, dental and life insurance. United provides matching contributions under the 401(k) Plan of up to 5% of the bonus contributions to the Deferred Compensation Plan. United matched employee contributions equal to 50% of employee contributions up to 5% of qualifying compensation.
Compensation Risk Analysis
The SEC requires that the Compensation Committee annually review United’s compensation arrangements with the members of management responsible for risk management for all employees to determine if any such arrangements create risks that are reasonably likely to have a material adverse effect on United. The Compensation Committee also considers whether they encourage excessive or unnecessary risk-taking by our Named Executive Officers. As part of its review, the Compensation Committee considers the various risks to which United is subject, including market, liquidity, interest rate, operational, financial, credit, reputational, compliance and strategic risks, and how United’s incentive compensation programs may contribute to risk. The Compensation Committee also considers United’s controls and actions taken to mitigate and monitor those risks.
Following the completion of a detailed analysis, the Compensation Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders based on the following observations:
•
  We structure our pay to consist of both fixed (annual base salary) and variable compensation (annual non-equity and equity incentive awards and long-term equity incentive awards). We believe that the variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on our performance, while the fixed element serves to provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks in achievement of goals.
•
  Our compensation program balances short-term and long-term performance, and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.
•
  All incentive programs covering our Named Executive Officers, including the Management Incentive Plan and Equity Plan, are reviewed and approved by the Compensation Committee annually and typically include a threshold and target payment. The maximum payment for target level performance for the long-term equity incentive awards ensures that payments do not exceed a certain level, keeping our compensation mix within acceptable ranges and limiting excessive payments under any one element.
•
  United has internal controls over the measurement and calculation of these performance metrics, which are designed to prevent manipulation of results by any employee, including the executives. Additionally, the Board monitors the performance metrics each quarter.

•
  The Compensation Committee has the discretion to modify any Management Incentive Plan payment downward allowing it to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly.
•
  The incentive programs covering our Named Executive Officers, including the Management Incentive Plan and Equity Plan, may be adjusted by the Compensation Committee if it determines that such programs incentivize unnecessary risk in a manner that is likely to have a material adverse effect on United or that is beyond what United can identify and manage.
•
  There are appropriate internal controls and oversight of the approval and processing of payments.
•
  United’s existing governance and organizational structure incorporates a substantial risk management component with oversight by the Board’s Risk Committee as well as various committees of management.
•
  Equity compensation consists of restricted stock units and stock options that vest over multiple years. These grants encourage executives to take a long-term perspective on overall corporate performance, which ultimately influences share price appreciation. Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.
•
  Incentive compensation programs for lenders based on loan production volume have limited risks because all loans must be approved by credit underwriting personnel and, depending on the size of the loan or credit relationship, by executive management prior to being made and management has the ability to adjust bonus payments down based on the performance of the loan.

Executive Compensation
Summary Compensation Table
The following table sets forth the compensation paid during the past three years to the Named Executive Officers.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)		Bonus		Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Jimmy C. Tallent	2013	$550,000		$—		$2,574,000	(6)(7)	$—	$300,000	$51,145	$72,304	$3,547,449
President and Chief	2012	500,000		—		—		—	—	217,063	68,838	785,901
Executive Officer	2011	454,000		—		199,998		—	—	379,746	77,795	1,111,539
H. Lynn Harton	2013	475,000	(8)	—		3,183,990	(6)(10)	—	200,000	54,113	35,675	3,948,778
Executive Vice	2012	142,200	(8)	50,000	(9)	1,297,500	(10)	—	—	16,686	12,350	1,518,736
President and Chief	2011	—		—		—		—	—	—	—	—
Operating Officer
Rex S. Schuette	2013	442,800	(11)	—		1,048,755	(6)	—	100,000	131,274	30,408	1,753,237
Executive Vice	2012	483,500	(11)	—		—		—	—	236,723	25,976	746,199
President and Chief	2011	410,850	(11)	—		241,490		—	—	351,246	31,374	1,034,960
Financial Officer
David P. Shearrow	2013	442,800	(11)	—		1,048,755	(6)	—	100,000	36,061	17,089	1,644,705
Executive Vice	2012	483,500	(11)	—		—		—	—	76,486	17,882	577,868
President and Chief	2011	410,850	(11)	—		241,490		—	—	80,778	24,787	757,905
Risk Officer
Bill M. Gilbert	2013	256,600		—		603,600	(6)	—	50,000	36,378	26,506	973,084
Director of Banking	2012	200,000		—		—		—	—	88,383	26,350	314,733
	2011	200,000		65,000		138,375		—	—	165,475	25,990	594,840

(1)
  Amount shown for salary was either paid in cash, stock or deferred, as elected by the executive under the Deferred Compensation Plan. See the “Nonqualified Deferred Compensation — Activity For 2013” table for the executive’s contributions and earnings.
(2)
  The amounts shown reflect the aggregate grant date fair value of the restricted stock units. The assumptions made when calculating the grant date fair value of stock options are found in Note 23 to the Consolidated Financial Statements of United contained in its Annual Report on Form 10-K for the year ended December 31, 2013. No options to acquire shares of common stock were awarded in the past three years.
(3)
  Non-equity incentive plan compensation includes amounts earned under the Management Incentive Plan as a result of achieving the goals specified for the designated year and other cash retention payments. Because of restrictions resulting from United’s participation in TARP, no non-equity incentive compensation awards were granted by the Compensation Committee during 2012 and 2011.
(4)
  Includes the annual change in the present value of the executive’s accumulated benefits under the Modified Retirement Plan. The change in present value reflects revisions to the key actuarial assumptions, principally, raising the discount rate to 4.5% compared with 4.0% in 2012 and 4.5% in 2011, and changes in plan benefits payable to participants in 2011. See the “Pension Benefits” and “Nonqualified Deferred Compensation — Activity For 2013” tables for additional information. The Deferred Compensation Plan does not credit above-market or preferential earnings, so no amounts are included in this column with respect to the Deferred Compensation Plan.
(5)
  Amounts shown include: (i) matching and profit sharing contributions to the 401(k) Plan on behalf of the executive; (ii) matching contributions to the 401(k) Plan on behalf of the executive to the Deferred Compensation Plan (see the “Nonqualified Deferred Compensation — Activity For 2013” table for additional information); (iii) the value of personal travel or allowance for a company-owned car;  (iv) club membership dues that are not used exclusively for business purposes; (v) life insurance premiums paid on behalf of the executive; and (vi) directors fees paid to the executive for serving on subsidiary and community bank boards. Certain executives received director fees in 2013, 2012 and 2011, respectively, of $37,400, $37,400, and $37,400 for Mr. Tallent and $5,100, $5,100 and $5,100 for  Mr. Gilbert.
(6)
  Represents an aggregate of 465,000 long-term equity performance and incentive restricted stock units awarded to our Named Executive Officers in August 2013 that will serve as the primary long-term performance-based equity and incentive awards for several years. Of the long-term incentive restricted stock units awarded, 70% are performance-based and will vest annually during the five-year performance period if the performance criteria are met. The remaining 30% of the equity incentive restricted stock units are time-based and will vest annually over the next five years. In September 2014, our Named Executive Officers will be eligible to vest in 12% of the performance-based awards due to United’s fourth quarter 2013 earnings per share exceeded the targeted earnings per share level as well as 12% of the time-based awards. For years 2014 through 2017, up to 22% of the remaining unvested performance-based awards are eligible to vest annually in January 2015, 2016, 2017 and 2018 to the extent that United’s return on average assets reaches specified threshold and target levels during the performance year. If the threshold level is achieved, 50% of the applicable award is eligible to vest. Between the threshold level and the maximum targeted level of 100%, the awards will vest pro rata based on the level of performance. If performance is under the threshold level then the award will be forfeited for that year. See “Compensation Discussion & Analysis” for additional information.
(7)
  Includes a one-time equity incentive award of 25,000 restricted stock units valued at $310,500 to  Mr. Tallent’s deferred compensation plan in the second quarter of 2013. See “Compensation Discussion & Analysis” for additional information.
(8)
  Includes $24,150 and $12,057, respectively, of salary paid in the form of 2,086 and 1,397 shares, respectively, of Salary Stock in 2013 and 2012. The number of shares issued each semi-monthly pay period to Mr. Harton had a value on the date of issuance of $1,610 and $1,687, respectively, in 2013 and 2012, which was net of $1,515 and $1,438, respectively, of withholding taxes, resulting in individual grants ranging from 108 to 162 shares in 2013 and 183 to 206 shares in 2012 at a per share grant date value of $9.91 to $14.92 in 2013 and $8.25 to $9.26 in 2012. The Salary Stock was fully vested upon issuance.
(9)
  Mr. Harton was paid a $50,000 signing bonus when he joined United.
(10)
  Represents 150,000 restricted stock units awarded to Mr. Harton when he joined United. Seventy-five thousand restricted stock units are time-based awards that will vest annually on the second and third anniversaries of the grant date and 37,500 performance based restricted stock units will vest in September 2014 since United exceeded the targeted performance level for 2013 and the remaining 37,500 performance based restricted stock units will vest in 2015 to the extent that United’s return on average assets reaches specified threshold and target levels during 2014. If the threshold level is achieved, then 50% of the applicable award is eligible to vest. Between the threshold level and the maximum target level of 100%, this award will vest pro rata based on the level of performance. If performance is under the threshold level then the award is forfeited. The amount disclosed has been adjusted since the original award was made in 2012, because the performance targets applied to the award were modified in 2013 to be the same as the performance targets applied to the long-term equity plan that was awarded to all of our Named Executive Officers in August 2013. The original performance target levels were established before the 2013 performance goals were set for United and the Compensation Committee and the Board believed that the goals of the Chief Operating Officer and the other Named Executive Officers should be the same, which would provide for consistency and continuity in executing the long-term goals for United. The long-term equity incentive awards are described in footnote 6. The adjustment to the performance targets has been accounted for as a grant modification and therefore the full value of this modification equaling $1,131,750 is added to the value of the 2013 long-term equity incentive award of $2,052,240 for a total disclosed stock award value of $3,183,990 for 2013. The amount shown for Mr. Harton’s 2013 performance-based restricted stock unit awards includes this $1,131,750 for the 75,000 restricted stock units that were modified with a fair market value of $15.09 per share, the closing price of United’s common stock on the date of the grant modification. This presentation does not give consideration to the treatment of the original award as being cancelled. The original award was valued at $648,750, or $8.65 per share, on the date of grant is included in the total amount for 2012. The amount of additional expense that will be recognized as a result of the grant modification is $483,000, the difference between United’s share price on the date of the modification ($15.09) and the share price on the date of the original award ($8.65) multiplied by the 75,000 restricted stock units that were modified.
(11)
  Includes $42,000, $79,800 and $43,225, respectively, of salary paid in the form of 3,629, 9,546 and 5,070 shares, respectively, of Salary Stock in 2013, 2012 and 2011. The number of shares issued each semi-monthly pay period to Mr. Schuette and Mr. Shearrow had a value on the date of issuance of $2,800 in 2013 and $3,325 in 2012 and 2011, which was net of $2,763 in 2013 and $2,238 in 2012 and 2011 of withholding taxes, resulting in individual grants ranging from 188 to 283 in 2013, 341 to 513 shares in 2012 and 304 to 494 shares in 2011 at a per share grant date value of $9.91 to $14.92 in 2013, $6.49 to $9.75 in 2012 and $6.73 to $10.93 in 2011. The Salary Stock was fully vested upon issuance.
Grants of Restricted Stock Units, Stock Options, and Stock Awards
When granting equity awards, the Compensation Committee sets the option exercise price or equity award price at the market closing price on the date of grant. Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units	Grant Date Fair Value of Stock And Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Tallent	6/29/2013	(1)	$—	$—	$—	—	—	—	25,000	$310,500
	8/12/2013	(2)	—	—	—	52,500	105,000	105,000	45,000	2,263,500
	NA		—	360,000	360,000	—	—	—	—	—

Mr. Harton	8/12/2013	(2)	—	—	—	47,600	95,200	95,200	40,800	2,052,240
	Various	(3)	—	—	—	—	—	—	2,086	24,150
	NA		—	237,500	237,500	—	—	—	—	—

Mr. Schuette	8/12/2013	(2)	—	—	—	24,325	48,650	48,650	20,850	1,048,755
	Various	(3)	—	—	—	—	—	—	3,629	42,000
	NA		—	150,000	150,000	—	—	—	—	—

Mr. Shearrow	8/12/2013	(2)	—	—	—	24,325	48,650	48,650	20,850	1,048,755
	Various	(3)	—	—	—	—	—	—	3,629	42,000
	NA		—	150,000	150,000	—	—	—	—	—

Mr. Gilbert	8/12/2013	(2)	—	—	—	14,000	28,000	28,000	12,000	603,600
	NA		—	110,000	110,000	—	—	—	—	—

(1)
  In June 2013, in recognition of the successful completion of the accelerated classified asset sales in the second quarter, a one-time equity incentive award of 25,000 shares of restricted stock was granted to the Chief Executive Officer’s deferred compensation plan, which will be held in the plan until his retirement. The grant had a value of $310,500, or $12.42 per share, on the date of grant.
(2)
  The restricted stock units granted on August 12, 2013 vest over a period of five years. Seventy percent of each of the Named Executive Officers’ grants is subject to meeting performance requirements for vesting to occur and the remaining thirty percent is a time-based award that will vest on the anniversary date over the next five years. Grants subject to the performance requirements will vest as follows if the performance requirements are met: 12% on September 30, 2014, 22% on January 25, 2015, 22% on January 25, 2016, 22% on January 25, 2017 and 22% on January 25, 2018. Grants not subject to the performance requirements will vest as follows: 12% on September 13, 2014, 22% on August 12, 2015, 22% on August 12, 2016, 22% on August 12, 2017 and 22% on August 12, 2018. The grant date fair value was $15.09 per share.
(3)
  Represents shares of Salary Stock awarded semi-monthly during 2013. The number of shares issued each semi-monthly pay period to Mr. Harton had a value on the date of issuance of $1,610, net of withholding taxes, resulting in individual grants ranging from 108 to 162 shares at a per share grant date value of $9.91 to $14.92, respectively. The number of shares issued each semi-monthly pay period to Mr. Schuette and Mr. Shearrow had a value on the date of issuance of $2,800, net of withholding taxes, resulting in individual grants ranging from 188 to 283 shares at a per share grant date value of $9.91 to $14.92, respectively. The Salary Stock was fully vested upon issuance.

Stock Option Exercises and Restricted Stock Vesting
The following table sets forth the value realized upon the exercise of stock options and the vesting and settlement of restricted stock units for the Named Executive Officers during 2013.
STOCK OPTION EXERCISES AND VESTING OF RESTRICTED STOCK UNITS

	Stock Option Awards		Restricted Stock Unit Awards
Name	Number Exercised	Value Realized(1)	Number Vesting	Value Realized(2)
Mr. Tallent	—	—	40,442	$490,002
Mr. Harton	—	—	—	—
Mr. Schuette	—	—	15,842	184,949
Mr. Shearrow	—	—	15,842	184,949
Mr. Gilbert	—	—	6,775	79,845

(1)
  Represents the difference between the closing price of United’s Common Stock on the date of exercise and the per share option exercise price, multiplied by the number of options exercised.
(2)
  Represents the value realized by multiplying the number of restricted stock unit awards vesting by the closing price of United’s Common Stock on the date of vesting.
Outstanding Equity Awards as of December 31, 2013
The following table sets forth, for each Named Executive Officer, the number of stock options exercisable and unexercisable and the number and value of unvested restricted stock unit awards as of December 31, 2013.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Option Awards				Restricted Stock Unit Awards
Name	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date(1)	Number Not Vested(2)	Market Value Not Vested(3)
Mr. Tallent	3,533	—	114.25	6/7/14
	4,240	—	111.20	5/16/15
	6,442	—	138.80	4/26/16
	7,273	—	147.60	4/25/17
	9,352	—	66.15	4/30/18
	30,840	—			159,756	$2,835,669
Mr. Harton	—	—			286,000	5,076,500
Mr. Schuette	1,871	—	114.25	6/7/14
	2,494	—	111.20	5/16/15
	3,637	—	138.80	4/26/16
	3,845	—	147.60	4/25/17
	4,156	—	66.40	5/5/18
	16,003	—			81,280	1,442,720

	Stock Option Awards				Restricted Stock Unit Awards
Name	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date(1)	Number Not Vested(2)	Market Value Not Vested(3)
Mr. Shearrow	4,156	—	151.15	4/16/17
	4,156	—	66.40	5/5/18
	8,312	—			81,280	1,442,720
Mr. Gilbert	1,454	—	115.85	4/28/14
	935	—	111.20	5/16/15
	1,143	—	138.80	4/26/16
	1,247	—	147.60	4/25/17
	1,559	—	66.40	5/5/18
	1,411	—	31.50	6/22/19
	7,749	—			46,750	829,813

(1)
  The expiration date of each stock option is ten years after the date of grant.
(2)
  Restricted stock units granted to the Named Executive Officers on June 20, 2011 vest in two equal installments on June 20, 2013 and June 20, 2014.
(3)
  Included in this total are 150,000 restricted stock units granted to Mr. Harton when he joined United in 2012. One-half of the restricted stock units will vest on the second and third anniversaries of the grant date and one-half will vest in September 2014 and 2015 if performance targets are met. An aggregate of 465,000 long-term equity performance and incentive restricted stock unit awards were granted to our Named Executive Officers in August 2013. Of the long-term incentive restricted stock units awarded, 70% are performance-based and will vest annually during a five-year performance period. In September 2014, our Named Executive Officers will be eligible to vest in 12% of the performance-based restricted stock unit awards due to United’s fourth quarter 2013 earnings per share exceeding the targeted earnings per share level. Annually, up to 22% of the remaining unvested performance-based restricted stock unit awards are eligible to vest in January 2015, 2016, 2017 and 2018 to the extent that United’s return on average assets reaches specified threshold and target levels during the prior performance year. If the threshold level is achieved, 50% of the applicable performance-based restricted stock unit awards are eligible to vest. Between the threshold level and the maximum target level of 100%, these performance-based restricted stock unit awards are eligible to vest pro rata based on the level of performance. If performance is below the threshold level then the award is forfeited. The remaining 30% of the August 2013 long-term equity incentive restricted stock unit awards are time-based and will vest annually beginning in September 2014 and thereafter in August of 2015 through 2018.
(4)
  The market value is based on the closing price of United’s Common Stock at December 31, 2013 of $17.75, multiplied by the number of unvested restricted stock units.
Equity Compensation Plan Information at December 31, 2013
The following table provides information about stock options outstanding as of December 31, 2013 and stock options, restricted stock and other equity awards available to be granted in future years.
EQUITY COMPENSATION PLAN INFORMATION

	Total Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number Available for Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by shareholders	350,772	$97.87	552,049
Equity compensation plans not approved by shareholders(2)	—	—	—
Total	350,772	97.87	552,049

(1)
  Represents the number of stock options, restricted stock and other equity awards available to be granted in future years under the existing Equity Plan.
(2)
  Stock options granted under plans assumed by United through acquisitions prior to December 1, 2004. Such were frozen as to future grants at the time of the acquisitions.

Pension Benefits
The following table presents selective retirement benefit information for 2013 for each Named Executive Officer that was a participant in the Modified Retirement Plan.
PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During 2013
Mr. Tallent	Modified Retirement Plan	30	$1,470,160	—
Mr. Harton	Modified Retirement Plan	1	70,799	—
Mr. Schuette	Modified Retirement Plan	13	1,427,908	—
Mr. Shearrow	Modified Retirement Plan	7	288,613	—
Mr. Gilbert	Modified Retirement Plan	14	497,546	—

The Modified Retirement Plan provides specified benefits to certain key officers who contribute materially to the continued growth, development and future business success of United and its subsidiaries. Generally, when a participant retires, United will pay to the participant, or participant’s spouse upon death, a fixed annual amount in equal installments either for the lifetime of the participant (or participant’s spouse) or a fixed payment for 15 years. The annual benefits are calculated based on an officer’s seniority and position, and generally range from 20% to 40% of base salary. The normal retirement age defined in the plan is age 65 and the completion of five years of service.
The Modified Retirement Plan contains provisions that provide for accelerated vesting upon a change in control of United. The Modified Retirement Plan also provides that these benefits will be forfeited if a participant is terminated for cause or, if during a certain period after his or her termination of employment, competes with United, solicits customers or employees, discloses confidential information, or knowingly or intentionally damages United’s goodwill or esteem.
Nonqualified Deferred Compensation
The following table presents information for each Named Executive Officer relating to the Deferred Compensation Plan.
NONQUALIFIED DEFERRED COMPENSATION — ACTIVITY FOR 2013

Name	Executive Contributions(1)	Company Contributions(2)	Account Earnings	Withdrawals/ Distributions	Balance at Year-end
Mr. Tallent	$494,502	$7,375	$297,951	$—	$1,101,523
Mr. Harton	—	—	—	—	—
Mr. Schuette	184,950	4,695	146,219	—	418,869
Mr. Shearrow	184,950	4,695	141,345	—	415,858
Mr. Gilbert	79,583	31	53,458	—	238,906

(1)
  All executive contributions, as applicable, are included in the amounts under the column heading “Salary” and “Stock awards” during the year of grant in the “Summary Compensation Table.”
(2)
  All company contributions are included in the amounts under the column heading “All other compensation” in the “Summary Compensation Table.”
The Deferred Compensation Plan provides for the deferral of up to 75% of annual base salary and up to 100% of annual cash bonus payments or non-equity incentive compensation awards and other specified benefits to selected individuals who contribute materially to the continued growth, development and future business success of United and its affiliates. Further, the Deferred Compensation Plan allows for employer matching contributions for employee contributions that would have been paid under United’s tax-qualified 401(k) plan (the “401(k) Plan”) if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan and matching of deferred bonuses fifty cents per dollar up to 5%

of bonus or non-equity incentive compensation award subject to the same vesting provisions of the 401(k) Plan. Although the Deferred Compensation Plan allows the Board of Directors to make discretionary contributions to the account of employee participants, the Board has only made one such discretionary contribution. In the second quarter of 2013, a one-time equity incentive award of 25,000 restricted stock units was made to Mr. Tallent’s deferred compensation plan. See “Compensation Discussion & Analysis” for additional information. The Deferred Compensation Plan also provides for the deferral of up to 100% of director fees for service by a non-employee director on the Board of United or any subsidiary or community bank.
Contributions to the Deferred Compensation Plan may be invested in United’s Common Stock and a portfolio of various mutual funds. Participants are 100% vested in their contributions, including earnings or losses thereon. Company contributions, including earnings and losses thereon, vest over a three-year period. Because the amounts deferred under the Deferred Compensation Plan are invested in the underlying mutual fund or, in the case of Common Stock, recorded as Common Stock issuable (an equity instrument) at the time of the investment, the potential future costs of the plan are not known at this time.
Generally, when a participant retires or becomes disabled, United will pay the participant their accrued benefits in a lump sum or in equal installments for five, ten, or fifteen years. Alternatively, a participant may elect to have a portion (or all) of their accrued benefits paid out at a specified time before retirement in a lump sum or in annual installments for two, three, four, or five years. The benefit payments are taxable to the participant.
Agreements with Executive Officers and Post-Employment Compensation
Messrs. Tallent, Harton, Schuette, Shearrow and Mr. Gilbert have each entered into Amended and Restated Change in Control Severance Agreements (the “Severance Agreements”) with United. The Severance Agreements remain in effect until the earlier of the termination of such executive’s employment without entitlement to the benefits under the Severance Agreements or retirement, unless earlier terminated by mutual written agreement of the executive and United.
The Severance Agreements provide for payment of compensation and benefits to the executive in the event of a “Change in Control” of United if the executive’s employment is involuntarily terminated by United without “Cause” or if the executive terminates his employment for “Good Reason.” Meaning, the agreements have a “double trigger,” and we would make payments only upon a Change in Control and only if we terminate an executive without Cause or the executive terminates for Good Reason. The executive is not entitled to compensation or payments pursuant to his Severance Agreement if he is terminated by United for Cause, dies, incurs a disability, or voluntarily terminates employment (other than for Good Reason). If a Change in Control occurs during the term of the applicable Agreement and the executive’s employment is terminated within six months prior to, or 18 months following, the date of the Change in Control, and if such termination is an involuntary termination by United without Cause (and does not arise as a result of death or disability) or a termination by the executive for Good Reason, the executive will be entitled to a lump sum payment equal to his base salary, non-equity incentive compensation award and certain other benefits, as determined by the applicable Severance Agreement, for a period of 24 or 36 months from the date of his termination.
The Severance Agreements provide that the compensation and benefits provided for under the Severance Agreements shall be reduced or modified so that such payments will not be considered excess severance payments under Section 280G of the Internal Revenue Code. Otherwise, the payments are not reduced. If a reduction is necessary, the Severance Agreements would allow the executive to choose the manner in which the payments would be modified so long as the total payments are capped to avoid being treated as an excess severance payment. The Severance Agreements are intended to ensure that the payment of any compensation or benefits under the Severance Agreement would comply with Section 409A of the Internal Revenue Code.
United entered into an employment agreement with Mr. Harton when he joined United in 2012 that provides for a three-year term that will expire on September 13, 2015. The employment agreement generally provides that, if Mr. Harton is terminated at any time by United without Cause, or Mr. Harton terminates his employment with United for Good Reason, Mr. Harton will receive an amount equal to two times his annual base salary. The employment agreement also includes covenants by Mr. Harton not to compete with United for a period of one year and not to solicit its customers or prospective customers or employees for a period of two years after the termination of his employment for any reason. “Cause” with respect to termination by United of Mr. Harton is generally defined as a material breach of the terms of the employment agreement by Mr. Harton, conduct that amounts to fraud, dishonesty or misappropriation, commission of certain crimes, or the failure by Mr. Harton to perform his duties. Mr. Harton would have a “Good Reason” for termination of his employment agreement if at any time neither Mr. Tallent nor Mr. Harton is serving as the President or the Chief Executive Officer of the Bank (and thus other people fill both such positions). Because Mr. Tallent is the Chief Executive Officer of the Bank and Mr. Harton was named President and Chief Operating Officer of the Bank in 2013, this provision would not currently be triggered if he terminated his employment.
None of the Severance Agreements or employment agreements provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an excess severance payment under Section 280G of the Internal Revenue Code.
The following table outlines the compensation payable to the Named Executive Officers, assuming separation from service on December 31, 2013, under various termination scenarios:

Name	Termination by United for Cause or by Executive Without Good Reason	Termination by United Without Cause or by Executive for Good Reason Prior to Change in Control		Termination by United Without Cause or by Executive for Good Reason Following Change in Control(1)		Termination due to Death		Termination due to Disability
Mr. Tallent	$—	$173,169	(2)	$1,604,817		$173,169	(3)	$—
Mr. Harton	—	3,612,500	(4)	4,933,774	(5)	2,662,500	(6)	70,799	(7)
Mr. Schuette	—	209,095	(8)	1,195,870		209,095	(9)	—
Mr. Shearrow	—	209,095	(10)	1,258,403		209,095	(11)	288,613	(12)
Mr. Gilbert	—	—		670,939	(13)	119,813	(14)	119,813	(15)

(1)
  Represents all compensation that would become due as the result of a change in control on December 31, 2013, including severance payments, bonuses, restricted stock unit awards, COBRA premiums and expenses, and other miscellaneous items, such as life insurance premiums, auto allowances and club dues provided for under applicable award and employment agreements. Also included are amounts that would become due under the Modified Retirement Plan in the event of a change in control. United’s Severance Agreements provide that the compensation and benefits provided for under the Severance Agreements shall be reduced or modified so that such payments will not be considered excess severance payments under Section 280G of the Internal Revenue Code. Otherwise, the payments are not reduced. These reductions were applied dollar-to-dollar, first to cash compensation, so as to not reduce any portion of equity compensation. Amount shown does not include any restricted stock units awarded in 2013, as all such restricted stock units are subject to an initial restriction period during which they would not have any additional benefit as the result of a change in control on December 31, 2013.
(2)
  In the event of a termination without cause or for good reason, Mr. Tallent would continue to vest in all of his unvested restricted stock units granted in 2011 (half of the award was already vested in 2012) on the same schedule as if he was employed. This would result in the following amounts of stock being transferred on 6/20/2014: 9,756 restricted stock units at $17.75/share (totaling $173,169).
(3)
  In the event of death (not disability), Mr. Tallent would immediately vest in all of his unvested restricted stock units granted in 2011 (half of the award was already vested in 2012). This would result in the following amounts of stock being transferred: 9,756 restricted stock units at $17.75/share (totaling $173,169).
(4)
  In the event of a termination without cause or for good reason, Mr. Harton would continue to vest in all of his restricted stock units granted in 2012 on the same schedule as if he was still employed. This would result in the following amounts of stock being transferred to him on 9/14/2015 and 9/15/2015 (half on each date): 150,000 restricted stock units (two separate awards of 75,000 restricted stock units) at $17.75/share (totaling $2,662,500). However, because one of Mr. Harton’s awards (75,000 restricted stock units) is contingent on future performance thresholds by United, this payment amount is subject to change and may be reduced. In addition, Mr. Harton’s employment agreement awards him two times his base salary ($475,000) then in effect (totaling $950,000).
(5)
  The calculation of Mr. Harton’s performance-based restricted stock unit award in this calculation is contingent upon United achieving performance thresholds after the change in control, so the payment amount is subject to change and may be reduced. Mr. Harton also has a noncompete in his agreement which allows a portion of his payment to be allocated to the noncompete to avoid his compensation being reduced under Section 280G of the Internal Revenue Code. This calculation also takes into account an actuarial calculation from the actuary measuring Mr. Harton’s benefit under the Modified Retirement Plan.

(6)
  In the event of death (not disability), Mr. Harton would immediately vest in all of his restricted stock units granted in 2012. This would result in the following amounts of stock being transferred to his estate: 150,000 restricted stock units (2 awards of 75,000 restricted stock units) at $17.75/share (totaling $2,662,500).
(7)
  The disability retirement benefit under the Modified Retirement Plan is equal to Mr. Harton’s accrued benefit under the plan ($70,799). This payment is listed because as of 12/31/2013, Mr. Harton is not vested in the accrued amount.
(8)
  In the event of a termination without cause or for good reason, Mr. Schuette would continue to vest in all of his unvested restricted stock units granted in 2011 (half of the award was already vested in 2012) on the same schedule as if he was still employed. This would result in the following amounts of stock being transferred to him on 6/20/2014: 11,780 restricted stock units at $17.75/share (totaling $209,095).
(9)
  In the event of death (not disability), Mr. Schuette would immediately vest in all of his unvested restricted stock units granted in 2011 (half of the award was already vested in 2012). This would result in the following amounts of stock being transferred to his estate: 11,780 restricted stock units at $17.75/share (totaling $209,095).
(10)
  In the event of a termination without cause or for good reason, Mr. Shearrow would continue to vest in all of his unvested restricted stock units granted in 2011 (half of the award was already vested in 2012) on the same schedule as if he was still employed. This would result in the following amounts of stock being transferred to him on 6/20/2014: 11,780 restricted stock units at $17.75/share (totaling $209,095).
(11)
  In the event of death (not disability), Mr. Shearrow would immediately vest in all of his unvested restricted stock units granted in 2011 (half of the award was already vested in 2012). This would result in the following amounts of stock being transferred to his estate: 11,780 restricted stock units at $17.75/share (totaling $209,095).
(12)
  The disability retirement benefit under the Modified Retirement Plan is equal to Mr. Shearrow’s accrued benefit under the plan ($288,613). This payment is listed because as of 12/31/2013,  Mr. Shearrow is not vested in the accrued amount.
(13)
  This calculation takes into account an actuarial calculation from the actuary measuring Mr. Gilbert’s benefit under the Modified Retirement Plan.
(14)
  In the event of death, Mr. Gilbert would immediately vest in all of his unvested restricted stock units granted in 2011 (half of the award was already vested in 2012). This would result in the following amounts of stock being transferred to his estate: 6,750 restricted stock units at $17.75/share ($119,812.50).
(15)
  In the event of disability, Mr. Gilbert would immediately vest in all of his unvested restricted stock units granted in 2011 (half of the award was already vested in 2012). This would result in the following amounts of stock being transferred to him: 6,750 restricted stock units at $17.75/share ($119,812.50).
United has no other employment or severance agreements with any of its Named Executive Officers. Therefore, except as described above, no severance benefit is payable and there is no continuation of benefit coverage in the event of a Named Executive Officer’s voluntary or involuntary termination, retirement, disability, or death.
Director Compensation
United’s objective with director compensation is to provide a competitive compensation package to attract top talent to United’s Board of Directors. Each non-employee director receives an annual retainer of $25,000 in cash and an annual equity grant valued at $25,000 in the form of restricted stock units with a three-year vesting period. The Chairman of the Board receives an additional annual retainer of $25,000 paid in cash. Audit Committee and Risk Committee members receive an additional annual retainer of $4,000 paid in cash. The Audit Committee and Risk Committee Chairs each receive an additional cash annual retainer of $10,000 and the Compensation Committee Chair receives an additional cash annual retainer of $5,000. The cash retainer fees are paid quarterly and the equity portion is granted once annually.
Executive officers who serve as directors do not receive compensation for service on the Board of Directors of United. Certain members of United’s Board of Directors and its executive officers also serve as members of one or more of United’s subsidiaries and community banks boards of directors for which they are compensated.
The annual retainer fees are payable in cash or may be deferred pursuant to United’s Deferred Compensation Plan. In 2013, no directors elected to defer any of their retainer or meeting fees.

In addition to the retainer fees, United reimburses the non-employee directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The following table presents a summary of non-employee director compensation for 2013:
DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(1)	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
W.C. Nelson, Jr.	$50,000	$25,004	$—	$12,000	$87,004
Robert H. Blalock	31,000	25,004	—	875	56,879
Clifford V. Brokaw(3)	—	—	—	—	—
L. Cathy Cox	36,000	25,004	—	—	61,004
Steven J. Goldstein	43,500	25,004	—	—	68,504
Robert L. Head, Jr.(4)	12,500	6,254	12,735	12,000	43,489
Thomas A. Richlovsky	41,000	25,004	—	—	66,004
John D. Stephens(5)	12,500	6,254	—	2,750	21,504
Tim R. Wallis	25,000	25,004	—	6,000	56,004

(1)
  Except for Mr. Head and Mr. Stephens, each non-employee director was granted 2,339 restricted stock units on May 1, 2013. Mr. Head and Mr. Stephens, each of whom retired from United’s board effective May 22, 2013, the date of the 2013 Annual Meeting, were each granted 585 restricted stock units on May 1, 2013, which was the prorated award for serving on United’s board during 2013 prior to retirement. The restricted stock units were valued at $10.69 per share, the price of United’s Common Stock on the date of grant. The restricted stock units will vest on April 1, 2016.
(2)
  Represents fees paid to directors for serving on one or more of United’s subsidiary or community bank boards of directors.
(3)
  Mr. Brokaw did not accept any compensation for serving on United’s board during 2013.
(4)
  Mr. Head retired from United’s board effective May 22, 2013, the date of the 2013 Annual Meeting. Following his retirement from United’s board, Mr. Head has continued to serve on one of United’s community bank boards of directors and was elected by United’s board to serve as Director Emeritus. Mr. Head did not accept any compensation for serving as Director Emeritus during 2013.
(5)
  Mr. Stephens retired from United’s board effective May 22, 2013, the date of the 2013 Annual Meeting. Following his retirement from United’s board, Mr. Stephens has continued to serve on one of United’s community bank boards of directors.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as an officer or employee of United at any time or engaged in any transaction that would be required to be disclosed under “Certain Relationships and Related Transactions.”
None of United’s executive officers serve as a director or member of the Compensation Committee of any other entity that has an executive officer serving as a member of United’s Board of Directors or Compensation Committee.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included with this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that it be included herein.
In addition, the Compensation Committee met with United’s senior risk officers to review United’s incentive compensation plans for all employees. Based on such review and discussions, the Compensation Committee certifies that: (1) it has reviewed with senior risk officers the incentive compensation arrangements with senior executive officers and has made all reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of United; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to United; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of United to enhance the compensation of any employee.
L. Cathy Cox, Chairman
Robert H. Blalock
Clifford V. Brokaw
Steven J. Goldstein
W.C. Nelson, Jr.
Thomas A. Richlovsky
Tim R. Wallis

PRINCIPAL AND MANAGEMENT SHAREHOLDERS
The following table sets forth information regarding beneficial ownership of United’s voting securities. Unless otherwise indicated, the information presented is as of March 15, 2014 and is based on 49,368,394 shares of United’s Common Stock outstanding on such date. Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 15, 2014, unless otherwise indicated, through the exercise of any stock option or other right, and any shares that are pledged as security pursuant to various financial obligations. The table sets forth such information with respect to:
•
  each shareholder who is known by us to beneficially own 5% or more of our voting securities;
•
  each director and nominee for director;
•
  each Named Executive Officer; and
•
  all executive officers and directors as a group.
Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of voting securities beneficially owned by such shareholder.

Name and Address	Number of Shares of Common Stock Owned Directly or Indirectly	Number of Shares Underlying Options Exercisable Within 60 Days	Number of Shares of Beneficially Owned Restricted Stock	Number of Shares Issuable Under the Deferred Compensation Plan	Total Number of Shares Beneficially Owned	Percentage Beneficially Owned
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	4,224,099	—	—	—	4,224,099	9.13%
Corsair Capital LLC(2) 717 Fifth Avenue, 24th Floor New York, NY 10022	4,109,630	—	—	—	4,109,630	8.89%
Wellington Management Company, LLP(3) 280 Congress Street Boston, MA 02210	3,729,845	—	—	—	3,729,845	8.07%
State Street Corp(4) One Lincoln Street Boston, MA 02111	2,859,146	—	—	—	2,859,146	6.18%
Jimmy C. Tallent(5)	132,972	30,840	159,756	46,299	369,867	*
W.C. Nelson, Jr.(6)	415,464	—	4,903	—	420,367	*
Robert H. Blalock(7)	27,622	—	4,903	—	32,525	*
Clifford V. Brokaw	—	—	—	—	—	*
L. Cathy Cox	2,932	—	4,903	—	7,835	*
Steven J. Goldstein	10,000	—	4,903	—	14,903	*
Thomas A. Richlovsky	5,000	—	4,903	—	9,903	*
Tim R. Wallis(8)	48,787	—	4,903	—	53,690	*
Bill Gilbert(9)	5,347	7,749	46,750	7,341	67,187	*
H. Lynn Harton	3,483	—	286,000	—	289,483	*
Rex S. Schuette(10)	41,765	16,003	81,280	20,488	159,536	*
David P. Shearrow	20,252	8,312	81,280	20,214	130,058	*
All directors and executive officers as a group (14 persons)	720,149	76,271	737,317	97,681	1,631,418	3.24%

*
  Represents less than 1% of the deemed outstanding shares of Common Stock.
(1)
  Based on information contained in Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 17, 2014 indicating sole voting power relative to 4,110,887 shares of the Common Stock as of December 31, 2013, and sole dispositive power relative to 4,224,099 shares of the Common Stock as of December 31, 2013, which 4,224,099 shares of the Common Stock would have comprised 9.13% of the company’s 46,243,345 shares of voting Common Stock outstanding as of December 31, 2013.
(2)
  Based in part on information contained in Schedule 13F-HR filed by Corsair Capital LLC with the Securities and Exchange Commission on February 4, 2014 indicating sole dispositive power and sole voting power relative to 3,273,323 shares of the Common Stock, as of December 31, 2013, which would have comprised 7.08% of the company’s 46,243,345 shares of voting Common Stock outstanding as of December 31, 2013.
(3)
  Based on information contained in Schedule 13F-HR filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2014 indicating shared voting power and shared dispositive power relative to 3,729,845 shares of the Common Stock as of December 31, 2013, which would have comprised 8.07% of the company’s 46,243,345 shares of voting Common Stock outstanding as of December 31, 2013.
(4)
  Based on information contained in Schedule 13F-HR/A filed by State Street Corp with the Securities and Exchange Commission on February 6, 2014 indicating sole voting power and sole dispositive power relative to 2,859,146 shares of the Common Stock as of December 31, 2013, which would have comprised 6.18% of the company’s 46,243,345 shares of voting Common Stock outstanding as of December 31, 2013.
(5)
  Includes 77 shares owned by Mr. Tallent’s wife for which he claims beneficial ownership; and 61 shares owned by Mr. Tallent’s minor grandchildren for which he is custodian.
(6)
  Includes 9,917 shares owned by Mr. Nelson’s minor grandchildren for which he is custodian; 280 shares owned by Conag Rentals, Inc., a company owned by Mr. Nelson; 243 shares owned by King Ford, a company in which Mr. Nelson is 50% owner, and 10,613 shares owned by Mr. Nelson’s wife.
(7)
  Includes 20,121 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock; and 1,992 shares owned by Mr. Blalock’s wife.
(8)
  Includes 48,787 shares owned by Wallis Investment Co., LLC, a company owned by Mr. Wallis.
(9)
  Includes 177 shares owned by Mr. Gilbert’s wife.
(10)
  Includes 1,800 shares owned by Mr. Schuette’s wife.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires United’s directors and senior executives, and persons who own more than 10% of United’s Common Stock, to file with the SEC certain reports of beneficial ownership of the Common Stock. Based solely on copies of such reports furnished to United and representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by its directors, senior executives and 10% shareholders during the fiscal year ended December 31, 2013, except that Craig Metz, United’s Former Executive Vice President of Marketing, and Timothy K. Schools, United’s Chief Strategy Officer, failed to timely file a report for one transaction each in 2013.

AUDIT COMMITTEE REPORT
The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board following its annual review and assessment of its charter on July 17, 2003. United’s management is responsible for its internal accounting controls and the financial reporting process. United’s independent registered public accountants for 2013, PricewaterhouseCoopers LLP (“PwC”), was responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Board of Directors, in its business judgment, has determined that all four members of the Audit Committee are “independent,” as defined by the federal securities laws and the Nasdaq listing requirements.
In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and PwC. In addition, the Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PwC their independence. The Audit Committee has also considered whether the provision of non-audit services by PwC is compatible with maintaining their independence.
The Audit Committee also discussed with management, United’s internal auditors and PwC the quality and adequacy of United’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. It reviewed management’s assessment of such internal controls and PwC’s attestation thereof. The Audit Committee reviewed both with PwC and internal auditors their audit plans, audit scope and identification of audit risks.
Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of United’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that United’s auditors are in fact “independent.”
Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
This report is respectfully submitted by the Audit Committee of the Board of Directors.
Thomas A. Richlovsky, Chairman
Robert H. Blalock
L. Cathy Cox
Steven J. Goldstein

PROPOSAL 2 — APPROVAL OF ADVISORY RESOLUTION
SUPPORTING THE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
General
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), United is asking its shareholders to vote, on an advisory basis, on the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives United’s shareholders the opportunity to express their views on the compensation of United’s Named Executive Officers.
Compensation Program and Philosophy
Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to United’s long-term success. Shareholders are urged to read the “Compensation of Executive Officers and Directors” section of this Proxy Statement for greater detail about United’s executive compensation programs, including information about the fiscal year 2013 compensation of the Named Executive Officers.
United is asking the shareholders to indicate their support for the compensation of United’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:
“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the “Compensation of Executive Officers and Directors” section of this Proxy Statement, including the related “Compensation Discussion and Analysis,” compensation tables, notes and narratives.”
Even though this say-on-pay vote is advisory and therefore will not be binding on United, the Compensation Committee and the Board of Directors value the opinions of United’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board of Directors will consider the shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.
You may “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.
Vote Required
The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present is required to approve the advisory “say on pay” resolution supporting the compensation plan for the executive officers. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.
Recommendation
The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT
General
The Audit Committee of the Board of Directors has appointed PwC to serve as United’s independent registered public accountant during the year ended December 31, 2014. The Board of Directors will present at the Annual Meeting a proposal that such appointment be ratified.
Vote Required
Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the proxy will be voted for the proposal to ratify the appointment of PwC to act as the United’s independent registered public accountant for 2014. The proposal to ratify the appointment of PwC is approved if a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present are voted for the proposal.
Neither United’s Articles nor Bylaws require that the shareholders ratify the appointment of PwC as its independent auditors. United is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee of the Board of Directors will reconsider its determination to retain PwC, but may elect to continue the engagement. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that the change would be in the best interests of United and its shareholders.
Recommendation
The Board of Directors unanimously recommends a vote “FOR” the ratification of PwC to serve as the independent registered public accounting firm for United for the year ending December 31, 2014.

OTHER MATTERS
Independent Registered Public Accountants
PwC was the principal independent registered public accountant for United during the year ended December 31, 2013. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
During 2013, United was billed the following amounts for services rendered by PwC:

2013
Audit fees	$770,000
Audit-related fees	95,000
Tax fees	—
All other fees	—
Total fees	$865,000

Audit Fees.   This category includes fees for professional services for the integrated audits of United’s consolidated financial statements, including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in United’s Quarterly Reports on Form 10-Q, statutory audits or financial statement audits of subsidiaries and comfort letters and consents related to registration statements filed with the SEC.
Audit-Related Fees.   This category includes fees billed for assurance related services that are reasonably related to the performance of the audit of United’s consolidated financial statements and effectiveness of internal control and are not reported under the audit fees items above. In 2013, these services consisted of consultations with PwC’s national office in connection with the reversal of the valuation allowance on United’s deferred tax asset.
Tax Fees.   There were no tax services provided by PwC in 2013.
All Other Fees.   There were no other services performed by PwC that were not related to the audit of United’s consolidated financial statements during 2013.
The Audit Committee pre-approves all audit and non-audit services performed by PwC. The Audit Committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by PwC. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.
Change of Independent Registered Certified Public Accounting Firm
United replaced its former independent registered public accountant, Porter Keadle Moore, LLC (“PKM”), with PwC for the 2013 fiscal year. Since its appointment, United has not consulted with PwC on the application of accounting principles to a specific transaction, either completed or proposed prior to PKM’s retention, or any other matters of the type contemplated by Item 304(a)(2) of Regulation S-K.
PKM did not, for either of the fiscal years ended December 31, 2012 or 2011, or up to the date of the change of auditors, produce a report on United’s financial statements which contained an adverse opinion or a disclaimer of opinion. PKM’s reports were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2012 and 2011, and up to the date of the change of auditors, there were no disagreements with PKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to PKM’s satisfaction, would have caused PKM to make reference to the subject matter of such disagreement in connection with its reports on the financial statements of United. There was, however, one “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, relating to a disclosure of a material weakness in internal control over financial reporting. On February 10, 2012, United filed an amended Annual Report on Form 10-K for the year ended December 31, 2010 and amended Quarterly Reports on Form 10-Q for the first three quarters of 2011 to reflect its decision to establish a full deferred tax valuation allowance as of December 31, 2010. The correction and the corresponding restatements resulted in management’s determination that a material weakness existed with respect to the internal controls over financial reporting being designed and in place to ensure valuation of the net deferred tax asset was in accordance with generally accepted accounting principles. This deficiency was a material weakness in United’s internal control over financial reporting as of December 31, 2011 because it had not been remediated as of that date. Management remediated the material weakness prior to the filing of United’s Annual Report on Form 10-K for the year ended December 31, 2011. United has authorized PKM to respond fully to inquiries of PwC concerning the subject matter of the material weakness. Other than the matters associated with the material weakness, there were no other “reportable events,” as defined in Regulation S-K during such period.
In accordance with Item 304(a)(3) of Regulation S-K, United provided PKM with a copy of the foregoing disclosures and requested that PKM furnish United with a letter addressed to the SEC stating whether or not PKM agreed with such statements. A copy of PKM’s letter agreeing with the foregoing disclosures, dated October 22, 2012, is attached as Exhibit 16.1 to United’s Current Report on Form 8-K filed with the SEC on October 22, 2012.
Expenses of Solicitation
The cost of solicitation of proxies will be borne by United. United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of Common Stock.
Shareholder Proposals & Recommendations for Director Nominees
No proposals or recommendations for director nominations by non-management have been presented for consideration at the Annual Meeting.
United expects that its 2015 Annual Meeting will be held in May 2015. Any proposals or director recommendations by non-management shareholders intended for presentation at the 2015 Annual Meeting must be received by United at its principal executive offices, attention of the Secretary, no later than December 5, 2014 to be considered for inclusion in the proxy statement for that meeting. For any other shareholder matter intended to be presented for action at the 2015 Annual Meeting, United must receive a shareholder’s notice on or before the later to occur of 14 days prior to the 2015 Annual Meeting or five days after notice of the 2015 Annual Meeting is provided to the shareholders.
Information Incorporated by Reference
The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and information that we file later with the SEC will automatically update and supersede this information. You should rely on the later information over different information included in this Proxy Statement. We incorporate by reference herein our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 28, 2014.
We incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing date of this Proxy Statement and prior to the date of the Annual Meeting, except to the extent that any information contained in such filings is deemed “furnished” rather than “filed” in accordance with SEC rules.
Documents incorporated by reference are available from United without charge. You may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265. United maintains a website at www.ucbi.com where the incorporated documents listed above can be accessed. Neither our website nor the information on our website is included or incorporated in, or is a part of, this Proxy Statement.

General
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.
BY ORDER OF THE BOARD OF DIRECTORS,

Jimmy C. Tallent
President and Chief Executive Officer

 Important Notice Regarding theAvailability of Proxy Materials for theShareholder Meeting onMay 14, 2014, 2:00 p.m., ET View material online at www.ucbi.com/2014proxy.A convenient way to view proxy materials and VOTE!VIEW ATucbi.com/2014proxyIf you wish receive a paper copy of these documents, you must request one. Please call 1.866.270.5900, email Investor_Relations@ucbi.com, or visit www.ucbi.com/2014proxy. This must be done TEN days prior to the meeting date.VOTE proxy.ilstk.comIf you haven’t voted on-line by April 14, 2014, you will automatically receive a proxy card by mail with further instructions on how to vote by telephone, email, facsimile and mail.You must use the 12 digit voter control number shown above to vote. QUESTIONS1.800.757.5755VOTER CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report are available at www.ucbi.com/2014proxy. To vote your proxy while visiting this site you will need the 12 digit voter control number in the box below. Notice of Annual Meeting Date: May 14, 2014Time: 2:00 p.m., ETPlace: The Ridges Resort, 3499 Highway 76 West Young Harris, Georgia 30582 The purpose of the Annual Meeting is to take action on three (3) proposals: Proposal 1 — To elect eight (8) Directors: 01 W.C. Nelson, Jr. 03 Robert H. Blalock 05 L. Cathy Cox 07 Thomas A. Richlovsky 02 Jimmy C. Tallent 04 Clifford V. Brokaw 06 Steven J. Goldstein 08 Tim R. Wallis Proposal 2 — Approval of an advisory say on pay resolution supporting the compensation plan for executive officers. Proposal 3 — Ratification of the appointment of Pricewaterhouse Coopers LLP as independent registered public accountant for 2014. The Board of Directors recommends that you vote “FOR” all nominees and Proposals